Published CUSIP Number: 210738AA8

REVOLVING CREDIT AGREEMENT

Dated as of April 28, 2005

by and among

CONTAINER APPLICATIONS INTERNATIONAL, INC.
(the “Borrower”)

THE LENDERS LISTED ON SCHEDULE 1 HERETO

and

BANK OF AMERICA, N.A.
as administrative agent (the “Administrative Agent”)

with

BANC OF AMERICA SECURITIES LLC,
acting as lead arranger and book manager (the “Arranger”)

and

LASALLE BANK NATIONAL ASSOCIATION
as Syndication Agent (the “Syndication Agent”)

and

UNION BANK OF CALIFORNIA, N.A.
as co-agent (the “Co-Agent”)

TABLE OF CONTENTS

1. DEFINITIONS AND RULES OF INTERPRETATION	1
1.1. Definitions	1
Rules of Interpretation	27

2. THE REVOLVING CREDIT FACILITY	28
2.1. Commitment to Lend	28
2.2. Commitment Fee	28
2.3. Reduction of Total Commitment	29
2.4. Evidence of Debt	29
2.5. Interest on Revolving Credit Loans and Swing Line Loans	30
2.6. Requests for Revolving Credit Loans	30
2.7. Conversion Options	31
2.7.1. Conversion to Different Type of Revolving Credit Loan	31
2.7.2. Continuation of Type of Revolving Credit Loan	31
2.7.3. Eurodollar Rate Loans	32
2.8. Funds for Revolving Credit Loans	32
2.8.1. Funding Procedures	32
2.8.2. Advances by Administrative Agent. (a)	32
2.8.3. Obligations of Lenders Several	33
2.9. Change in Borrowing Base	33
2.10. Swing Line Loans	34
2.10.1. The Swing Line	34
2.10.2. Borrowing Procedure	34
2.10.3. Refinancing of Swing Line Loans	35
2.10.4. Repayment of Participations	36
2.10.5. Interest for Account of Swing Line Lender	36
2.10.6. Payments Directly to Swing Line Lender	37

3. REPAYMENT OF THE REVOLVING CREDIT LOANS	37
3.1. Maturity	37
3.2. Mandatory Repayments of Revolving Credit Loans	37
3.3. Optional Repayments of Revolving Credit Loans and Swing Line Loans. (a)	37

4. LETTERS OF CREDIT	38
4.1. Letter of Credit Commitments	38
4.1.1. Commitment to Issue Letters of Credit. (a)	38
4.1.2. Procedures for the Issuance and Amendment of Letters of Credit. (a)	40
4.1.3. Applicability of the ISP and Uniform Customs	41
4.1.4. Reimbursement Obligations of Lenders	41
4.1.5. Participations of Lenders	41
4.1.6. Auto-Extension Letters of Credit	41
4.2. Reimbursement Obligation of the Borrower	42
4.3. Letter of Credit Payments. (a)	43
4.4. Obligations Absolute	44
4.5. Role of Issuer	45
4.6. Letter of Credit Fees	46
4.7. Cash Collateral	46
4.8. Conflict with Issuer Documents	47

5. CERTAIN GENERAL PROVISIONS	47
5.1. Fees	47
5.2. Funds for Payments	47
5.2.1. Payments to Administrative Agent	47
5.2.2. No Offset, etc.	47
5.2.3. Non-U.S. Lenders	48
5.3. Computations	49
5.4. Inability to Determine Eurodollar Rate	49
5.5. Illegality	49
5.6. Additional Costs, etc.	50
5.7. Capital Adequacy	51
5.8. Certificate	52
5.9. Indemnity	52
5.10. Interest After Default	52
5.10.1. Overdue Amounts	52
5.10.2. Amounts Not Overdue	53

6. COLLATERAL SECURITY AND GUARANTIES	53
6.1. Security of Borrower	53
6.2. Guaranties of Subsidiaries	53
6.3. Release of Collateral	53

7. REPRESENTATIONS AND WARRANTIES	53
7.1. Corporate Authority	53
7.1.1. Incorporation; Good Standing	53
7.1.2. Authorization	54
7.1.3. Enforceability	54
7.2. Governmental or Third Party Approvals	54
7.3. Title to Properties; Leases	54
7.4. Financial Statements and Projections	54
7.4.1. Fiscal Year	54
7.4.2. Financial Statements	55
7.4.3. Projections	55
7.5. No Material Adverse Changes, etc.	55
7.6. Franchises, Patents, Copyrights, etc.	55
7.7. Litigation	55
7.8. No Materially Adverse Contracts, etc.	56
7.9. Compliance with Other Instruments, Laws, etc.	56
7.10. Tax Status	56
7.11. No Event of Default	56
7.12. Holding Company and Investment Company Acts	56
7.13. Absence of Financing Statements, etc.	56
7.14. Perfection of Security Interest	57
7.15. Certain Transactions	57
7.16. Employee Benefit Plans	57
7.16.1. In General	57
7.16.2. Terminability of Welfare Plans	57
7.16.3. Guaranteed Pension Plans	57
7.16.4. Multiemployer Plans	58
7.17. Use of Proceeds	58
7.17.1. General	58
7.17.2. Regulations U and X	58
7.18. Environmental Compliance	59
7.19. Subsidiaries, etc.	60
7.20. Bank Accounts	60
7.21. Disclosure	60
7.22. Status of Obligations as Senior Debt	61
7.23. Solvency	61
7.24. Insurance	61
7.25. Foreign Assets Control Regulations, Etc.	61

8. AFFIRMATIVE COVENANTS	61
8.1. Punctual Payment	62
8.2. Maintenance of Office	62
8.3. Records and Accounts	62
8.4. Financial Statements, Certificates and Information	63
8.5. Notices	66
8.5.1. Defaults	66
8.5.2. Environmental Events	66
8.5.3. Notification of Claim against Collateral	66
8.5.4. Notice of Litigation and Judgments	66
8.5.5. Notice of ERISA Event	67
8.5.6. Notice of Change in Accounting or Financial Reporting Practices	67
8.6. Legal Existence; Maintenance of Properties	67
8.7. Insurance	67
8.8. Taxes	67
8.9. Inspection of Properties and Books, etc.	68
8.9.1. General	68
8.9.2. Collateral Reports	68
8.9.3. Appraisals	68
8.9.4. Environmental Assessments	69
8.9.5. Communications with Accountants	69
8.10. Compliance with Laws, Contracts, Licenses, and Permits	69
8.11. Employee Benefit Plans	70
8.12. Use of Proceeds	70
8.13. Bank Accounts	70
8.14. Additional Mortgaged Property	70
8.15. Interests in Intellectual Property	71
8.16. New Guarantors	71
8.17. Collateral Security of Guarantors	72
8.18. Further Assurances	72

9. CERTAIN NEGATIVE COVENANTS	72
9.1. Restrictions on Indebtedness	72
9.2. Restrictions on Liens	74
9.2.1. Permitted Liens	74
9.2.2 Restrictions on Negative Pledges and Upstream Limitations	75
9.3. Restrictions on Investments	76
9.4. Restricted Payments	76
9.5. Merger, Acquisitions and Consolidation; Disposition of Assets	77
9.5.1. Mergers and Acquisitions	77
9.5.2. Disposition of Assets	77
9.6. Sale and Leaseback	77
9.7. Compliance with Environmental Laws	77
9.8. Subordinated Debt; Master Lease Agreements	78
9.9. Employee Benefit Plans	79
9.10. Business Activities	79
9.11. Fiscal Year	79
9.12. Transactions with Affiliates	79
9.13. Bank Accounts	80
9.14. Capital Stock	80
9.15. Creation of Subsidiaries	80

10. FINANCIAL COVENANTS	80
10.1. Total Leverage Ratio	80
10.2. Fixed Charge Coverage Ratio	81
10.3. Interest Coverage	81
10.4. Senior Funded Debt to Consolidated Adjusted Tangible Net Worth	81

11. CLOSING CONDITIONS	81
11.1. Loan Documents etc.	81
11.1.1. Loan Documents	81
11.1.2. Subordination Documents; Master Lease Agreements	81
11.2. Certified Copies of Governing Documents	82
11.3. Corporate or Other Action	82
11.4. Incumbency Certificate	82
11.5. Validity of Liens	83
11.6. Asset List; Perfection Certificates and UCC Search Results	83
11.7. Certificates of Insurance	83
11.8. Borrowing Base Report	83
11.9. Financial Condition	83
11.10. Opinion of Counsel	83
11.11. Payment of Fees	84
11.12. Payoff Letter	84
11.13. Commercial Finance Exam, etc.	84

12. CONDITIONS TO ALL BORROWINGS	84
12.1. Representations True; No Event of Default	84
12.2. No Legal Impediment	85
12.3. Governmental Regulation	85
12.4. Proceedings and Documents	85
12.5. Borrowing Base Report	85

13. EVENTS OF DEFAULT; ACCELERATION; ETC.	85
13.1. Events of Default and Acceleration	85
13.2. Termination of Commitments	89
13.3. Remedies	89
13.4. Distribution of Collateral Proceeds	90

14. THE ADMINISTRATIVE AGENT	91
14.1. Authorization	91
14.2. Employees and Administrative Agents	92
14.3. No Liability	92
14.4. No Representations	93
14.4.1. General	93
14.4.2. Non-Reliance on Administrative Agent and Other Lenders	94
14.5. Payments	94
14.5.1. Payments to Administrative Agent	94
14.5.2. Distribution by Administrative Agent	94
14.5.3. Delinquent Lenders	95
14.5.4. Replacement of Lender	95
14.6. Holders of Revolving Credit Notes	96
14.7. Indemnity	96
14.8. Administrative Agent as Lender, etc.	97
14.9. Resignation	97
14.10. Notification of Defaults and Events of Default	98
14.11. Duties in the Case of Enforcement	98
14.12. Administrative Agent May File Proofs of Claim	99
14.13. Collateral and Guaranty Matters	99

15. ASSIGNMENT AND PARTICIPATION	100
15.1. Conditions to Assignment	100
15.1.1. Successors and Assignment Generally	100
15.1.2. Assignments by Lenders	100
15.1.3. Register	102
15.1.4. Participations	102
15.1.5. Certain Pledges	103
15.1.6. Electronic Execution of Assignments	103
15.1.7. Resignation as L/C Issuer and Swing Line Lender after Assignment	103

16. PROVISIONS OF GENERAL APPLICATIONS	104
16.1. Setoff	104
16.2. Expenses	105
16.3. Indemnification	105
16.4. Treatment of Certain Confidential Information	107
16.4.1. Confidentiality	107
16.5. Survival of Covenants, Etc.	108
16.6. Notices	108
16.6.1. Notices Generally. E	108
16.6.2. Electronic Communications	109
16.6.3. The Platform	109
16.6.4. Changes of Address	110
16.6.5. Reliance by Administrative Agent and the Lenders	110
16.7. Governing Law	111
16.8. Headings	111
16.9. Counterparts	111
16.10. Entire Agreement, Etc.	111
16.11. Waiver of Jury Trial	111
16.12. Consents, Amendments, Waivers, Etc.	112
16.13. Severability	114
16.14. USA PATRIOT Act Notice	114

17. ACKNOWLEDGEMENT	114

Exhibits

Exhibit A	Form of Borrowing Base Report
Exhibit B	Form of Revolving Credit Note
Exhibit C	Form of Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Assignment and Assumption
Exhibit F	Swing Line Loan Notice

Schedules

Schedule 1	Lenders and Commitments
Schedule 1.1	Existing Letters of Credit
Schedule 7.3	Title to Properties; Leases
Schedule 7.7	Litigation
Schedule 7.15	Certain Transactions
Schedule 7.18	Environmental Compliance
Schedule 7.19(a)	Subsidiaries
Schedule 7.19(b)	Joint Ventures
Schedule 7.20	Bank Accounts
Schedule 7.24	Insurance
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments
Schedule 15.1.2	Processing and Recordation Fees
Schedule 16.6.1	Certain Addresses for Notices

REVOLVING CREDIT AGREEMENT

           This REVOLVING CREDIT AGREEMENT is made as of April 28, 2005, by and among CONTAINER APPLICATIONS INTERNATIONAL, INC. (the “Borrower”), a Nevada corporation having its principal place of business at 550 Kearny Street, San Francisco, California 94108, the lending institutions from time to time listed on Schedule 1 hereto (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for itself and the other Lenders (in such capacity, the “Administrative Agent”), LASALLE BANK NATIONAL ASSOCIATION as syndication agent for itself and the other Lenders (in such capacity, the “Syndication Agent”), and UNION BANK OF CALIFORNIA, N.A., as co-agent for itself and the other Lenders (in such capacity, the “Co-Agent”), with BANC OF AMERICA SECURITIES LLC acting as lead arranger and book manager.

1.  DEFINITIONS AND RULES OF INTERPRETATION.

           1.1.  Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

           Accounts Receivable. All rights of the Borrower or any of its Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.

           Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrower pursuant to §8.4(d).

           Administrative Agent’s Office. The Administrative Agent’s office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Administrative Agent may designate from time to time.

           Administrative Agent. Bank of America, N.A., acting as administrative agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with §14.9.

           Administrative Agent’s Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.

           Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

           Affiliate. With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

           Agent Parties. See §16.6.3.

           Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Total Leverage Ratio, as determined for the Reference Period of the Borrower and its Subsidiaries ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Total Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans	Letter of Credit Fees	Commitment Fee
I	Greater than or equal to 3.00:1.00	0.50%	2.25%	2.25%	0.450%
II	Less than 3.00:1.00 but greater than or equal to 2.50:1.00	0.25%	2.00%	2.00%	0.400%
III	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	0.00%	1.75%	1.75%	0.350%
IV	Less than 2.00:1.00	0.00%	1.50%	1.50%	0.300%

           Notwithstanding the foregoing, (a) for the Revolving Credit Loans outstanding and the Letter of Credit Fees and the Commitment Fee payable during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the second fiscal quarter following the Closing Date, the Applicable Margin shall be no lower than the Applicable Margin set forth in Level III above, and (b) if the Borrower fails to deliver any Compliance Certificate pursuant to §8.4(d) hereof, then for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

           Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.

           Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

           Arranger. Banc of America Securities LLC, in its capacity as lead arranger and book manager.

           Assignee Group. Two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

           Assignment and Assumption. An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §15.1.1, and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

           Auto-Extension Letter of Credit. See §4.1.6.

           Balance Sheet Date. December 31, 2004.

           Bank of America. Bank of America, N.A., in its individual capacity.

           Base Rate. For any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

           Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

           Borrower. As defined in the preamble hereto.

           Borrowing Base. At the relevant time of reference thereto, an amount determined by the Administrative Agent by reference to the most recent Borrowing Base Report delivered to the Lenders pursuant to §8.4(f) which is equal to the sum of:

(a) 80.00% of the Net Book Value of Eligible Containers; plus

(b) 75.00% of Eligible Container Receivables, provided that the amount included in the Borrowing Base pursuant to this clause (b) shall not exceed $20,000,000; plus

(c) 85.00% of the Net Present Value of Direct Finance Lease Receivables (other than Direct Finance Lease Receivables arising from Eligible Containers which are included in clause (a) of this definition); plus

(d) 100.00% of the amount of Borrowing Base Cash Collateral.

           Borrowing Base Cash Collateral. As of any date of determination, all cash sums on deposit with the Administrative Agent in Account #9429168958 and pledged to secure the Obligations pursuant to the Cash Collateral Pledge Agreement.

           Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Exhibit A hereto.

           Business Day. Any day on which banking institutions in Boston, Massachusetts and San Francisco, California, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

           Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

           Capital Expenditures. Amounts paid or Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with (i) the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (ii) the lease of any assets by the Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

           Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

           Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

           Cash Collateral. See §4.7.

           Cash Collateral Pledge Agreement. That certain Borrowing Base Cash Collateral Pledge Agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent, in form and substance satisfactory to the Lenders and the Administrative Agent.

           CERCLA. See §7.18(a).

           Change of Control. Any of (i) Interpool and its wholly-owned subsidiaries and Mr. Hiromitsu Ogawa, members of his immediate family and trusts for the benefit of the same shall, at any time, cease to own, collectively, at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding Voting Stock of the Borrower of every class (on a fully-diluted basis), or (ii) Interpool and its wholly-owned subsidiaries shall, at any time, cease to own at least thirty-three and one-third percent (33 1/3%) of the issued and outstanding Voting Stock of the Borrower of every class (on a fully-diluted basis), or (iii) Mr. Hiromitsu Ogawa, members of his immediate family and trusts for the benefit of the same shall, at any time, cease to own at least thirty-three and one-third percent (33 1/3%) of the issued and outstanding Voting Stock of the Borrower of every class (on a fully-diluted basis), or (iv) Mr. Hiromitsu Ogawa shall cease to be actively engaged as the chief executive officer of the Borrower and a new chief executive officer of the Borrower reasonably acceptable to the Required Lenders shall not have been appointed within sixty (60) days after such cessation; provided, however, that the Required Lenders hereby agree in advance that Masaaki Nishibori and Fred Bauthier shall each be deemed to be reasonably acceptable to serve as chief executive officer of Borrower in the event that Hiromitsu Ogawa ceases to be actively engaged as chief executive officer.

           Closing Date. The first date all the conditions precedent in §11 are satisfied or waived and any Revolving Credit Loans are to be made or any Letters of Credit are to be issued hereunder.

           Closing Interpool Repayment. The repayment of the Interpool Subordinated Debt on the Closing Date in an amount not to exceed $15,200,000.

           Co-Agent. See Introductory Paragraph.

           Code. The Internal Revenue Code of 1986.

           Collateral. All of the property, rights and interests of the Borrower and each of the Guarantors that are or are intended to be subject to the Liens created by the Security Documents.

           Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Revolving Credit Loans to, to participate in the issuance, extension and renewal of Letters of Credit for the account of, and to purchase participations in Swing Line Loans made to, the Borrower, as the same may be increased pursuant to §15.9 or reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

           Commitment Fee. See §2.2.

           Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender's percentage of the aggregate Commitments of all of the Lenders.

           Compliance Certificate. See §8.4(d).

           Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

           Consolidated Adjusted Tangible Net Worth. At any time, the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries at such time, plus the outstanding amount of Subordinated Debt of the Borrower and its Subsidiaries at such time.

           Consolidated EBITDA. With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income (or Deficit) of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Person’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) other noncash charges for such period, plus (v) principal payments received by the Borrower or any of its Subsidiaries during such period with respect to Direct Finance Leases, all as determined in accordance with GAAP.

           Consolidated EBITDAR. With respect to any fiscal period of the Borrower and its Subsidiaries, an amount equal to the sum of (a) Consolidated EBITDA for such fiscal period plus (b) consolidated rental expense for such fiscal period as determined in accordance with GAAP.

           Consolidated Funded Debt. At any time of determination, with respect to the Borrower and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness (including Subordinated Debt) of the Borrower and its Subsidiaries, on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) Capitalized Leases, (iv) Rental Obligations, and (v) the maximum drawing amount of all letters of credit outstanding plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Borrower or any of its Subsidiaries.

           Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary items of income or loss.

           Consolidated Operating Cash Flow. With respect to any fiscal period of the Borrower and its Subsidiaries, an amount equal to (i) Consolidated EBITDAR for such fiscal period minus (ii) cash income tax expense for such period, as determined in accordance with GAAP.

           Consolidated Tangible Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities (excluding Rental Obligations), and less the sum of:

(a) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under GAAP, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof (for purposes of this definition, the purchase price of new Containers acquired in arm’s length purchases from third parties shall be deemed to equal the fair market value thereof), trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b) all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date, excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement No. 52; plus

(c) to the extent otherwise includable in the computation of Consolidated Tangible Net Worth, any subscriptions receivable.

           Consolidated Total Assets. All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

           Consolidated Total Debt Service. With respect to the Borrower and its Subsidiaries and for any Reference Period, the sum, without duplication, of (a) any and all repayments or prepayments of principal (excluding the Closing Interpool Repayment) during such period in respect of Indebtedness that becomes due and payable or that are to become due and payable during such period pursuant to any agreement or instrument to which the Borrower or any of its Subsidiaries is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Leases or any Capitalized Leases, (iv) in respect of any reimbursement obligations in respect of letters of credit due and payable during such period, and (v) Indebtedness of the type referred to above of another Person guaranteed by the Borrower or any of its Subsidiaries, plus (b) Consolidated Total Interest Expense paid or payable in cash during such Reference Period, plus (c) one tenth (1/10) of the average daily outstanding amount of the Revolving Credit Loans during such Reference Period, plus (d) consolidated rental expense for such period as determined in accordance with GAAP. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.

           Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

           Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries and all other Indebtedness of the Borrower and its Subsidiaries (including Subordinated Debt), whether or not so classified.

           Containers. The marine and intermodal cargo containers either owned or leased by the Borrower and employed by the Borrower in the conduct of its business, including, without limitation, refrigerated, dry van, tank, open top and flat rack containers and refrigeration units and generator sets associated therewith, but excluding any chassis for such containers.

           Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

           Conversion Request. A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Loan in accordance with §2.7.

           Credit Agreement or Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

           Default.        See §13.1.

           Delinquent Lender. See §14.5.3.

           Direct Finance Lease Receivables. All rights of the Borrower to payment in respect of Direct Finance Leases that are not in default and all sums of money or other proceeds due the Borrower pursuant to such Direct Finance Leases, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on the Borrower’s books of account in accordance with generally accepted accounting principles. The Administrative Agent shall hold a valid and perfected first priority security interest in any Direct Finance Lease Receivables included in the Borrowing Base.

           Direct Finance Lease Rate. With respect to any Direct Finance Lease, the interest rate applicable to such Direct Finance Lease.

           Direct Finance Leases. Leases pursuant to which the Borrower leases Containers to a lessee and (a) the terms of such lease provide that title to such Containers will pass to such lessee at the end of the lease term automatically or at the option of the lessee for no additional consideration or for consideration so nominal that the lessee would be economically compelled to exercise such option and (b) the interest component of the proceeds of such lease are booked on the Borrower’s financial statements as “Income from Direct Finance Leases.”

           Distribution. (a) The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; (b) the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); (c) the return of capital by the Borrower to its shareholders as such; or (d) any other distribution on or in respect of any shares of any class of Capital Stock of the Borrower.

           Dollars or $. Dollars in lawful currency of the United States of America.

           Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

           Drawdown Date. The date on which any Revolving Credit Loan or Swing Line Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.7.

           Eligible Assignee. (a) A Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any competitor of the Borrower (provided, however, that no financial institution or Approved Fund shall be deemed to be a competitor of the Borrower).

           Eligible Containers. Containers owned by the Borrower which (a) are subject to a first priority fully perfected security interest in favor of the Administrative Agent for the benefit of the Lenders in all jurisdictions within the United States of America where filing financing statements in accordance with the Uniform Commercial Code is necessary to perfect the Lenders’ security interest in such Containers, (b) are subject to no other Liens except Permitted Liens that (i) secure Subordinated Debt and are fully subordinated to the Lenders’ security interest in such Containers pursuant to the terms of the Subordination and Intercreditor Agreement or (ii) are permitted pursuant to §§9.2.1(v) and (xi), (c) are in a serviceable condition in the normal course of business, (d) have a Net Book Value greater than zero, (e) have not suffered an Event of Loss and (f) are not the subject of a finance or trade credit arrangement between the Borrower as obligor and a third party obligee but are owned by the Borrower outright.

           Eligible Container Receivables. The aggregate of the unpaid portions of Accounts Receivable generated in connection with sales by the Borrower of Containers permitted by §9.5.2 (net of any credits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable): (a) that the Borrower reasonably and in good faith determines to be collectible; (b) that are with account debtors or other obligors that (i) are not Affiliates of the Borrower, unless such Affiliate is Interpool, (ii) purchased the Containers giving rise to the relevant Account Receivable in an arm’s length transaction, (iii) are not insolvent or involved in any case or proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction and (iv) are, in the Administrative Agent’s reasonable judgment, creditworthy; (c) that are in payment of obligations that have been fully performed, do not consist of progress billings or bill and hold invoices and are not subject to dispute or any other similar claims that would reduce the cash amount payable therefor; (d) that are not subject to any pledge, restriction, security interest or other lien or encumbrance other than Permitted Liens; (e) in which the Administrative Agent has a valid and perfected first priority security interest; (f) that are not outstanding for more than sixty (60) days past the earlier to occur of (i) the due date listed on the respective original invoices therefor and (ii) the date of shipment thereof; (g) that are not due from any single account debtor or other obligor if more than fifteen percent (15%) of the aggregate amount of all Accounts Receivable owing from such account debtor or other obligor would otherwise not be Eligible Container Receivables; (h) that are payable in Dollars (or such other currency as the Administrative Agent may agree in its sole discretion); (i) that are not secured by a letter of credit unless the Administrative Agent has a prior security interest in such letter of credit perfected by control; (j) that are in payment of obligations under agreements that contain terms requiring the relevant account debtor to return the Container to the Borrower in the event that such Account Receivable is not fully paid when due; and (k) are generated in connection with sales of Containers owned by the Borrower outright that are not the subject of a finance or trade credit arrangement between the Borrower as obligor and a third party obligee.

           Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate (other than Interpool), other than a Guaranteed Pension Plan or a Multiemployer Plan.

           Environmental Laws. See §7.18(a).

           EPA. See §7.18(b).

           ERISA. The Employee Retirement Income Security Act of 1974, as amended.

           ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

           ERISA Event. (a) An ERISA Reportable Event with respect to a Guaranteed Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Guaranteed Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of an Employee Benefit Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Guaranteed Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Guaranteed Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

           ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

           Eurodollar Base Rate. See definition of Eurodollar Rate.

           Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

           Eurodollar Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

           Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 - Eurodollar Reserve Percentage

           Where,

           Eurodollar Base Rate. For such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

           Eurodollar Reserve Percentage. For any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

           Eurodollar Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

           Event of Default. See §13.1.

           Event of Loss. With respect to any Container, the occurrence of any of the following events:

(a)	total loss or destruction thereof;

(b)	theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to the Borrower;

(c)	damage rendering such Container unfit for normal use and, in the judgment of the Borrower, beyond repair at reasonable cost; and

(d)	any condemnation, seizure, forced sale or other taking of title to or use of any such Container.

           Excess Availability. At any time of determination, (a) the lesser of (i) the Total Commitment at such time or (ii) the Borrowing Base at such time, minus (b) the sum of (i) the outstanding amount of the Revolving Credit Loans at such time, plus (ii) the Maximum Drawing Amount and all Unpaid Reimbursement Obligations at such time, plus (iii) the outstanding amount of Swing Line Loans at such time.

           Existing Credit Agreement. The Fifth Amended and Restated Revolving Credit Agreement, dated as of June 27, 2002 by and among the Borrower, the lenders party thereto and Fleet National Bank, as administrative agent for the lenders.

           Existing Letters of Credit. Those letters of credit issued for the account of the Borrower under the Existing Credit Agreement and set forth on Schedule 1.1 hereto.

           Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

           Fee Letter. The fee letter, dated as of March 17, 2005, among the Borrower, the Administrative Agent and the Arranger, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

           Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

           Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

           GAAP or generally accepted accounting principles. (a) When used in §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

           Governing Documents. With respect to any Person, its certificate or articles of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

           Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

           Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

           Guarantors. Collectively, each of (a) Container Applications International (U.K.) Limited, a United Kingdom corporation, (b) Container Applications (Malaysia) SDN BHD, a Malaysian corporation, (c) Container Applications International Corporation, a Japanese corporation, (d) Sky Container Trading Limited, a limited company formed under the laws of England and Wales, (e) Sky Domestic Container Leasing Limited, a limited company formed under the laws of England and Wales and (f) each Subsidiary of the Borrower which is required to become a Guarantor pursuant to §8.15 hereof. Each Guarantor shall be a party to the Guaranty.

           Guaranty. The Guaranty, dated or to be dated as of the Closing Date, made by each Guarantor in favor of the Lenders and the Administrative Agent pursuant to which such Guarantor guarantees to the Lenders and the Administrative Agent the payment and performance of the Obligations.

           Hazardous Substances. See §7.18(b).

           Honor Date. §4.2.

           Indemnitee. See §16.3.

           Identified Containers. See definition of "Nonrecourse Loan".

           Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) every obligation of such Person for money borrowed,

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e) every obligation of such Person under any Capitalized Lease,

(f) every obligation of such Person under any Synthetic Lease,

(g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,

(i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation, and

(l) all Rental Obligations of such Person.

           The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (i) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (ii) any Capitalized Lease shall be the principal component of the aggregate of the rental obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (iii) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (iv) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (v) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (vi) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, and (vii) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

           Interest Payment Date. (a) As to any Base Rate Loan (including any Swing Line Loan), the last Business Day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last Business Day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last Business Day of such Interest Period.

           Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurodollar Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C) if the Borrower shall fail to give notice as provided in §2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(E) any Interest Period that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date.

           Interest Rate Protection Agreement. Any agreement entered into between the Borrower and any of the Lenders providing for an interest rate swap, cap, collar, or other hedging mechanism with respect to interest payable on Indebtedness.

           Interpool. Interpool, Inc., a Delaware corporation.

           Interpool Subordinated Debt. The Indebtedness of the Borrower to Interpool in the original principal amount of $33,650,000, issued at an interest rate per annum of 10½%, and evidenced by the Subordinated Note Purchase Agreement and the promissory notes issued pursuant thereto, which has been subordinated to the Obligations pursuant to the terms of the Subordination and Intercreditor Agreement.

           Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

           Issuer Documents. With respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or in favor the L/C Issuer and relating to any such Letter of Credit.

           L/C Advance. With respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage.

           L/C Borrowing. An extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Loan.

           L/C Issuer. (i) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (ii) with respect to Existing Letters of Credit, Fleet National Bank in its capacity as issuer of the Existing Letters of Credit.

           Lease Collateral. See definition of "Nonrecourse Loan".

           Lender Affiliate. With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender.

           Lenders. Bank of America and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §15, and, as the context requires, includes the Swing Line Lender and the L/C Issuer.

           Letter of Credit. See §4.1.1.

           Letter of Credit Application. See §4.1.2.

           Letter of Credit Expiration Date. The day that is seven days prior to the Revolving Credit Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

           Letter of Credit Fee. See §4.6.

           Letter of Credit Participation. See §4.1.4.

           Letter of Credit Sublimit. An amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitment.

           Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

           Loan Documents. This Credit Agreement, the Revolving Credit Notes, the Letter of Credit Applications, the Letters of Credit, each Issuer Document, the Subordination and Intercreditor Agreement, the Guaranty, the Fee Letter and the Security Documents.

           Loan Request. See §2.6.

           Master Lease Agreements. Collectively, (i) that certain Amended and Restated Purchase and Master Lease Agreement (CAI-SBLF), dated as of April 30, 1998, between Sumitomo Bank of New York Trust Company, as owner trustee (the “Owner Trustee”) and the Borrower and (ii) that certain Amended and Restated Purchase and Master Lease Agreement (CAI-SBCM), dated as of April 30, 1998, between the Owner Trustee and the Borrower, in each case, as amended from time to time in accordance with §9.8 hereof.

           Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

           (a) a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Borrower, individually or the Borrower and its Subsidiaries, taken as a whole;

           (b) an adverse effect on the ability of the Borrower or any of its Subsidiaries, individually and/or taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or

           (c) any impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, any impairment of the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document or any impairment of the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents.

           Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced or increased from time to time pursuant to the terms of the Letters of Credit.

           Moody’s. Moody’s Investors Services, Inc.

           Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

           Net Book Value. With respect to any Containers owned by the Borrower which are standard dry cargo Containers and which were acquired on or after July 1, 2001, the Original Cost to the Borrower of such Containers adjusted to reflect depreciation over twelve and a half years on a straight line basis, to residuals of $645 for a 20-foot standard dry cargo Container, $795 for a 40-foot standard dry cargo Container and $805 for a 40-foot standard “high-cube” dry cargo Container. With respect to any Containers owned by the Borrower which are non-standard Containers, the Original Cost to the Borrower of such Containers adjusted to reflect depreciation over fifteen years on a straight line basis to a residual of 15% of the Original Cost of such Containers. With respect to any Containers owned by the Borrower which are standard dry cargo Containers and which were acquired on or before June 30, 2001, the Original Cost to the Borrower of such Containers adjusted to reflect depreciation using the following depreciation method: from the date of purchase until June 30, 2001, the Original Cost to the Borrower of such Containers adjusted to reflect depreciation on a straight line basis over fifteen years to a residual value of 15% of the Original Cost of such Containers. From and after July 1, 2001, depreciation shall be calculated over the remainder of a cumulative twelve and a half year life, on a straight line basis, to residuals of $645 for a 20-foot standard dry cargo Container, $795 for a 40-foot standard dry cargo Container and $805 for a 40-foot standard “high-cube” dry cargo Container.

           Net Present Value. At the relevant time of reference thereto, and as the context may require, the discounted present value of Direct Finance Lease Receivables, discounted at the Direct Finance Lease Rate per annum of the remaining term of the applicable Direct Finance Lease.

           Non-Extension Notice Date. See §4.1.6.

           Nonrecourse Loan. A loan to the Borrower (a) which is secured solely by (i) specifically identified Containers (the “Identified Containers”), (ii) one or more leases of such Identified Containers, including all rentals thereunder (the “Lease Collateral”), and (iii) all proceeds of such Identified Containers and Lease Collateral; (b) which is payable solely from the related Identified Containers and Lease Collateral, and as to which rentals under the related Lease Collateral have been assigned to the applicable lender, and are paid directly to such lender; and (c) with respect to which payments of principal and interest are without recourse to the Borrower or the Borrower’s property (other than the related Identified Containers and Lease Collateral).

           Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Interest Rate Protection Agreement or any Swap Contract entered into with any Lender or the Administrative Agent or any of the Revolving Credit Loans or Swing Line Loans made or Reimbursement Obligations incurred or any of the Revolving Credit Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any of the foregoing.

           Original Cost. With respect to any Container, the purchase price therefor expressed in Dollars, as determined in accordance with GAAP, consistently applied.

           outstanding. With respect to the Revolving Credit Loans or Swing Line Loans, the aggregate unpaid principal thereof as of any date of determination.

           Participant. See §15.1.4.

           PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

           Perfection Certificate. The Perfection Certificate as defined in the Security Agreement.

           Permitted Liens. Liens permitted by §9.2.

           Person. Any individual, corporation, limited liability company, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

           RCRA. See §7.18(a).

           Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

           Reference Period. As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

           Register. See §15.3.

           Reimbursement Obligation. The Borrower’s obligation to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in §4.2.

           Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

           Rental Obligations. All present or future obligations of the Borrower or any of its Subsidiaries under any rental agreements or leases of real or personal property, other than (a) obligations that can be terminated by the giving of notice without liability to the Borrower or such Subsidiary in excess of the liability for rent due as of the date on which such notice is given and under which no penalty or premium is paid as a result of any such termination, (b) obligations under rental agreements relating to equipment other than Containers having an aggregate value of less than $1,000,000 for all such agreements, and (c) obligations in respect of any Capitalized Leases. For purposes of this Credit Agreement, the aggregate amount of Rental Obligations of the Borrower and its Subsidiaries shall, as at any date of determination, be an amount equal to the net present value, calculated at a discount rate of nine percent (9.00%) per annum, of the future Rental Obligations of such Person.

           Required Lenders. As of any date, the Lenders holding more than fifty percent (50%) of the outstanding principal amount of the Revolving Credit Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitute more than fifty percent (50%) of the Total Commitment.

           Responsible Officer. The chief executive officer, president or chief financial officer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

           Restricted Payment. In relation to the Borrower and its Subsidiaries, any (a) Distribution or (b) payment or prepayment by the Borrower or its Subsidiaries to (i) the Borrower’s or any Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrower, or (ii) to any Affiliate of the Borrower or any Subsidiary or any Affiliate of the Borrower’s or such Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrower.

           Revolving Credit Loan Maturity Date. April 28, 2008.

           Revolving Credit Loans. Revolving credit loans made or to be made by the Lenders to the Borrower pursuant to §2.

           Revolving Credit Note Record. The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

           Revolving Credit Notes. See §2.4.

           SARA. See §7.18(a).

           Security Agreement. The Security Agreement, dated or to be dated as of the Closing Date, between the Borrower, each Guarantor and the Administrative Agent, and in form and substance satisfactory to the Lenders and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

           Security Documents. The Security Agreement, the Stock Pledge Agreement, the Cash Collateral Pledge Agreement and all other instruments and documents, including without limitation, Uniform Commercial Code financing statements (or the equivalent thereof in any applicable foreign jurisdiction), required to be executed or delivered pursuant to (a) any Security Document or (b) §§8.16, 8.17 or 8.18.

           Senior Funded Debt. At any time of determination, with respect to the Borrower and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness (excluding Subordinated Debt) of the Borrower and its Subsidiaries, on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) Capitalized Leases, (iv) Rental Obligations, and (v) the maximum drawing amount of all letters of credit outstanding plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Borrower or any of its Subsidiaries.

           S&P. Standard & Poor’s Ratings Group.

           Solvent. With respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

           Staff Loan Program. A program administered by the Borrower pursuant to which the Borrower makes loans to employees; provided, that the aggregate principal amount of loans outstanding at any time under such program shall not exceed $1,500,000, and that no more than an aggregate of $100,000 of which may be unsecured.

           Stock Pledge Agreement. The Stock Pledge Agreement, dated or to be dated as of the Closing Date, between the Borrower, certain Guarantors and the Administrative Agent, and in form and substance satisfactory to the Lenders and the Administrative Agent as the same may be amended, restated, supplemented and otherwise modified and in effect from time to time.

           Subordinated Debt. The Interpool Subordinated Debt and other Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by the Subordination and Intercreditor Agreement or by another written instrument containing subordination provisions in form and substance approved by the Administrative Agent and the Lenders in writing.

           Subordinated Note Purchase Agreement. That certain Note Purchase Agreement, dated as of April 30, 1998, between the Borrower and Interpool, as amended by that certain Amendment No. 1, dated as of April 28, 2000, that certain Amendment No. 2, dated as of March 15, 2002, that certain Amendment No. 3, dated as of June 27, 2002, that certain Amendment No. 4, dated as of February 25, 2003, and as the same may be further amended from time to time in accordance with §9.8 hereof, together with all other documents, instruments, and other agreements entered into in connection therewith, each in the form delivered to the Administrative Agent prior to the Closing Date.

           Subordination and Intercreditor Agreement. That certain Amended and Restated Subordination and Intercreditor Agreement, dated as of June 27, 2002, among the Administrative Agent, Interpool and the Borrower and in form and substance satisfactory to the Lenders and the Administrative Agent, as amended by Amendment No. 1 thereto, dated as of the date hereof, and as the same may be amended, restated, supplemented and in effect from time to time.

           Subordination Documents. The Subordination and Intercreditor Agreement, the Subordinated Note Purchase Agreement and all other documents, instruments, and other agreements entered into in connection therewith.

           Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

           Swap Contract. (a) Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

           Swing Line. The revolving credit facility made available by the Swing Line Lender pursuant to §2.10.

           Swing Line Borrowing. A borrowing of a Swing Line Loan pursuant to §2.10.

           Swing Line Lender. Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

           Swing Line Loan. See §2.10.1.

           Swing Line Loan Notice. A notice of a Swing Line Borrowing pursuant to §2.10.2, which, if in writing, shall be substantially in the form of Exhibit F.

           Swing Line Sublimit. An amount equal to the lesser of (a) $10,000,000 and (b) the Total Commitment. The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.

           Syndication Agent. See Introductory Paragraph.

           Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

           Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. The Total Commitment on the Closing Date is $175,000,000.

           Total Leverage Ratio. As at any date of determination, the ratio of (a) Consolidated Funded Debt as at such date to (b) Consolidated EBITDAR for the Reference Period most recently ended.

           Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

           Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, §4.2.

           Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

           Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

(l) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” (ISP) published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

2.  THE REVOLVING CREDIT FACILITY.

           2.1.  Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date until the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with §2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment minus such Lender’s Commitment Percentage of (i) the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus (ii) the outstanding amount of Swing Line Loans, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus the outstanding amount of Swing Line Loans shall not at any time exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time. The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §11 and §12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and §12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

           2.2.  Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the rate per annum of the Applicable Margin with respect to the Commitment Fee as in effect from time to time on the actual daily amount during each calendar quarter or portion thereof from the Closing Date to the Revolving Credit Loan Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans (excluding Swing Line Loans) during such calendar quarter. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter for such calendar quarter commencing on the first such date following the Closing Date, with a final payment on the Revolving Credit Loan Maturity Date or any earlier date on which the Commitments shall terminate.

           2.3.  Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by $500,000 or an integral multiple thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated. If, after giving effect to any reduction of the Total Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Total Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

           2.4.  Evidence of Debt.  (a) The Revolving Credit Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Revolving Credit Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note of the Borrower in substantially the form of Exhibit B hereto (each a “Revolving Credit Note”), which shall evidence such Lender’s Revolving Credit Loans in addition to such accounts or records. Each Lender may attach schedules to its Revolving Credit Note and endorse thereon the date, amount, interest rate and maturity of such Lender’s Revolving Credit Loans and payments with respect thereto.

           (b)        In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

           2.5.  Interest on Revolving Credit Loans and Swing Line Loans.  Except as otherwise provided in §5.10,

(a) Each Revolving Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time; provided, however, in the event that the interest rate per annum applicable to Base Rate Loans is less than the Eurodollar Rate then applicable for an Interest Period of one month plus the Applicable Margin with respect to Eurodollar Rate Loans in effect at such time, each Revolving Credit Loan which is a Base Rate Loan shall bear interest at the rate per annum equal to the Eurodollar Rate then applicable for an Interest Period of one month plus the Applicable Margin with respect to Eurodollar Rate Loans in effect at such time.

(b) Each Revolving Credit Loan which is a Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin with respect to Eurodollar Rate Loans as in effect from time to time.

(c) Each Swing Line Loan shall bear interest from the applicable Drawdown Date thereof at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time; provided, however, in the event that the interest rate per annum applicable to Swing Line Loans is less than the Eurodollar Rate then applicable for an Interest Period of one month plus the Applicable Margin with respect to Eurodollar Rate Loans in effect at such time, each Swing Line Loan shall bear interest at the rate per annum equal to the Eurodollar Rate then applicable for an Interest Period of one month plus the Applicable Margin with respect to Eurodollar Rate Loans in effect at such time.

The Borrower promises to pay interest on each Revolving Credit Loan and each Swing Line Loan in arrears on each Interest Payment Date with respect thereto.

           2.6.  Requests for Revolving Credit Loans.  The Borrower shall give to the Administrative Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) no less than (a) two (2) Business Days prior to the proposed Drawdown Date of any Base Rate Loan and (b) four (4) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request relating to a Base Rate Loan shall be in a minimum aggregate amount of $500,000 and each Loan Request relating to a Eurodollar Rate Loan shall be in a minimum aggregate amount of $1,000,000.

           2.7.  Conversion Options.

2.7.1. Conversion to Different Type of Revolving Credit Loan. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrower shall give the Administrative Agent at least four (4) Business Days prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Administrative Agent at least five (5) Eurodollar Business Days prior written notice of such election; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of at least $500,000, in the case of conversion to Base Rate Loans, and $1,000,000 in the case of conversion to Eurodollar Rate Loans. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

2.7.2. Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

2.7.3. Eurodollar Rate Loans. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000. No more than five (5) Eurodollar Rate Loans having different Interest Periods may be outstanding at any time.

           2.8.  Funds for Revolving Credit Loans.

2.8.1. Funding Procedures. Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Administrative Agent by the Lenders.

2.8.2. Advances by Administrative Agent. (a) The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Credit Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s share of the such Revolving Credit Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under §§2.8.2(a) and (b) shall be conclusive, absent manifest error.

2.8.3. Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to §14.7 are several and not joint. The failure of any Lender to make any Revolving Credit Loan, to fund any such participation or to make any payment under §14.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Credit Loans, to purchase its participation or to make its payment under §14.7.

           2.9.  Change in Borrowing Base.  The Borrowing Base shall be determined by the Administrative Agent upon receipt of each Loan Request and, in any case, no less frequently than monthly (and at such other intervals as may be specified pursuant to §8.4(f)) by reference to the Borrowing Base Report most recently delivered to the Lenders and the Administrative Agent pursuant to §8.4(h) and other information obtained by, or provided to, the Administrative Agent. The Administrative Agent shall give to the Borrower written notice of any change in the Borrowing Base determined by the Administrative Agent. Prior to the time any such notice becomes effective, the Borrowing Base shall be computed as it would have been computed in the absence of such notice.

           2.10.  Swing Line Loans.

                     2.10.1.  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this §2.10, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day from the Closing Date until the Revolving Credit Loan Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans of the Lender acting as the Swing Line Lender, when aggregated with such Lender’s Commitment Percentage of the outstanding amount of Revolving Credit Loans plus such Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (x) the sum of the outstanding amount of the Revolving Credit Loans, plus the Maximum Drawing Amount and all Unpaid Reimbursement, Obligations plus the outstanding amount of Swing Line Loans shall not at any time exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time, and (y) the aggregate outstanding amount of the Revolving Credit Loans of any Lender, plus such Lender’s Commitment Percentage of the outstanding amount of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, plus such Lender’s Commitment Percentage of the outstanding amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this §2.10, prepay under §3.3, and reborrow under this §2.10. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Swing Line Loan. The Borrower hereby promises to repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Revolving Credit Loan Maturity Date.

                     2.10.2.  Borrowing Procedure.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of §2.10.1, or (B) that one or more of the applicable conditions specified in §§11 and 12 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

                     2.10.3.  Refinancing of Swing Line Loans.  (a) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Credit Loan which is a Base Rate Loan in an amount equal to such Lender’s Commitment Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Request for purposes hereof) and in accordance with the requirements of §§2.1 and 2.6, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Commitments and the conditions set forth in §12. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Commitment Percentage of the amount specified in such Loan Request available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Request, whereupon, subject to §2.10.3(b), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

           (b)        If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with §2.10.3(a), the request for Base Rate Loan submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to §2.10.3(a) shall be deemed payment in respect of such participation.

           (c)        If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this §2.10.3 by the time specified in §2.10.3(a), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

           (d)        Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this §2.10.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this §2.10.3 is subject to the conditions set forth in §12. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

                     2.10.4.  Repayment of Participations.  (a) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

                     (b)        If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender in connection with any bankruptcy or insolvency proceeding or otherwise (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

                     2.10.5.  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this §2.10 to refinance such Lender’s Commitment Percentage of any Swing Line Loan, interest in respect of such Commitment Percentage shall be solely for the account of the Swing Line Lender.

                     2.10.6.  Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.

           3.1.  Maturity.  The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

           3.2.  Mandatory Repayments of Revolving Credit Loans.  If at any time the sum of the outstanding principal amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations and the outstanding amount of Swing Line Loans exceeds the lesser of (a) the Total Commitment at such time and (b) the Borrowing Base at such time, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application: first, to any Unpaid Reimbursement Obligations; second, to the Swing Line Loans; third, to the Revolving Credit Loans; and fourth, to provide to the Administrative Agent Cash Collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

           3.3.  Optional Repayments of Revolving Credit Loans and Swing Line Loans.  (a) The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto unless breakage costs incurred by the Lenders in connection therewith are paid by the Borrower in accordance with §5.9. The Borrower shall give the Administrative Agent, no later than 10:00 a.m., Boston time, at least three (3) Business Days’ prior written notice of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, and four (4) Eurodollar Business Days’ prior written notice of any proposed prepayment pursuant to this §3.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in a principal amount of at least $200,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first, to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans, at the Administrative Agent’s option. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

           (b)        The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

4.  LETTERS OF CREDIT.

           4.1.  Letter of Credit Commitments.

4.1.1. Commitment to Issue Letters of Credit. (a) Subject to the terms and conditions hereof, upon the execution and delivery by the Borrower of a letter of credit application on the L/C Issuer’s customary form (a “Letter of Credit Application”), the L/C Issuer on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in this §4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the L/C Issuer; provided, however, that, after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed the Letter of Credit Sublimit at any one time and (ii) the sum of (A) the Maximum Drawing Amount of all Letters of Credit, (B) all Unpaid Reimbursement Obligations, and (C) the principal amount of all Revolving Credit Loans and Swing Line Loans outstanding shall not exceed the lesser of (x) the Total Commitment at such time and (y) the Borrowing Base at such time. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the issuance or amendment so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) The L/C Issuer shall not issue any Letter of Credit, if:

(i) Subject to §4.1.6, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(c) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the L/C Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(iv) such Letter of Credit is to be denominated in a currency other than Dollars;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(vi) a default of any Lender’s obligations to fund under §4.1.4 exists or any Lender is at such time a Delinquent Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(d) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(e) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(f) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in §14 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in §14 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

4.1.2. Procedures for the Issuance and Amendment of Letters of Credit. (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(b) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent, the Borrower or any Guarantor, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in §§11 or 12 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.

(c) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

4.1.3. Applicability of the ISP and Uniform Customs. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” (ISP) published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

4.1.4. Reimbursement Obligations of Lenders. Each Lender severally agrees that it shall be absolutely and unconditionally liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent or circumstance whatsoever, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever or (B) any other occurrence, event or condition, whether or not similar to any of the foregoing, to the extent of such Lender’s Commitment Percentage, to reimburse the L/C Issuer through the Administrative Agent on demand for the amount of each draft paid by the L/C Issuer under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §4.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

4.1.5. Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrower’s Reimbursement Obligation under §4.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §4.2 and in any applicable security for such Reimbursement Obligation.

4.1.6. Auto-Extension Letters of Credit. If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that (i) any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than on the date (the “Non-Extension Notice Date”) in each such twelve-month period as agreed upon at the time such Letter of Credit is issued and (ii) any extension of a Auto-Extension Letter of Credit shall not extend the expiry date of such Letter of Credit to a date later than the Letter of Credit Expiration Date. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of §4.1.1(b) or (c) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender, the Borrower or any Guarantor that one or more of the applicable conditions specified in §12 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

           4.2.  Reimbursement Obligation of the Borrower.  In order to induce the L/C Issuer to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrower hereby agrees to reimburse or pay to the L/C Issuer, for the account of the L/C Issuer or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or amended by the L/C Issuer hereunder,

(a) except as otherwise expressly provided in §4.2(b) and (c), not later than 11:00 a.m. (Boston time) on each date that any draft presented under such Letter of Credit is honored (the “Honor Date”) by the L/C Issuer, or the L/C Issuer otherwise makes a payment with respect thereto, (i) the amount paid by the L/C Issuer under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the L/C Issuer or any Lender in connection with any payment made by the L/C Issuer or any Lender under, or with respect to, such Letter of Credit,

(b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the L/C Issuer as Cash Collateral for all Reimbursement Obligations, and

(c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the L/C Issuer as Cash Collateral for all Reimbursement Obligations.

           Each such payment shall be made to the L/C Issuer at the Administrative Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent, for the benefit of the Lenders and the L/C Issuer, on demand at the rate specified in §5.10 for overdue principal on the Revolving Credit Loans.

           4.3.  Letter of Credit Payments.  (a) If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the L/C Issuer shall notify the Administrative Agent and the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the L/C Issuer as provided in §4.2 on or before the date that such draft is paid or other payment is made by the L/C Issuer, the Administrative Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation and the amount of each Lender’s Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unpaid Reimbursement Obligation, without regard to the minimum and multiples specified in §2.6 for the principal amount of Base Rate Loans, but subject to the other conditions set forth in §§2.1, 2.6 and 12 (other than the delivery of a Loan Request). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this §4.3 may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Each Lender shall upon any notice pursuant to §4.3 make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Commitment Percentage of the Unpaid Reimbursement Obligation not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of §4.3(b), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(b) With respect to any Unpaid Reimbursement Obligation that is not fully refinanced by Base Rate Loans because the conditions set forth in §12 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unpaid Reimbursement Obligation that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate set forth in §5.10.1. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to §4.3(a) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this §4.

(c) Until each Lender funds its Commitment Percentage of the Loans or participations as set forth in this §4.3 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(d) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this §4.3 by the time specified in §4.3, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(e) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with §4.3, if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent. If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to §4.3 is required to be returned in connection with any bankruptcy or insolvency proceeding or otherwise (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

           4.4.  Obligations Absolute.  The Borrower’s obligations under this §4 shall be absolute, irrevocable and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the L/C Issuer, the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the L/C Issuer, the Administrative Agent and the Lenders that the L/C Issuer, the Administrative Agent and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The L/C Issuer, the Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the L/C Issuer, the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and in the absence of gross negligence or willful misconduct, shall be binding upon the Borrower and shall not result in any liability on the part of the L/C Issuer, the Administrative Agent or any Lender to the Borrower. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

           4.5.  Role of Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in §4.4; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

           4.6.  Letter of Credit Fees.  The Borrower agrees to pay to the Administrative Agent in respect of each Letter of Credit the following fees (each, a “Letter of Credit Fee”) computed for the period from and including the date of issuance, extension or amendment of such Letter of Credit to the expiry date of such Letter of Credit equal to the Applicable Margin per annum with respect to Letter of Credit Fees of the maximum amount available to be drawn under such Letter of Credit, which shall be for the accounts of the Lenders in accordance with their respective Commitment Percentages. Such Letter of Credit Fees shall be payable quarterly in arrears on the first Business Day of each calendar quarter (or portion thereof) for the immediately preceding calendar quarter and on the Revolving Credit Loan Maturity Date. In addition, the Borrower agrees to pay a fronting fee at the rate per annum specified in the Fee Letter of the maximum amount available to be drawn under such Letter of Credit, which shall be for the account of the L/C Issuer and which shall be payable quarterly in arrears on the first Business Day of each calendar quarter (or portion thereof) for the immediately preceding calendar quarter and on the Revolving Credit Loan Maturity Date. In respect of each Letter of Credit, the Borrower shall also pay to the L/C Issuer for the L/C Issuer’s own account, at such other time or times as such charges are customarily made by the L/C Issuer, the L/C Issuer’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

           4.7.  Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Maximum Drawing Amount and any Unpaid Reimbursement Obligations. Sections 3.2, 4.2(b), 4.2(c) and 4.3(e) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this §4.7 and §§3.2, 4.2(b), 4.2(c) and 4.3(e), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the Maximum Drawing Amount and any Unpaid Reimbursement Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

           4.8.  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

5.  CERTAIN GENERAL PROVISIONS.

           5.1.  Fees.   The Borrower agrees to pay the fees in the amounts and on the terms and conditions set forth in the Fee Letter.

           5.2.  Funds for Payments.

5.2.1. Payments to Administrative Agent. All payments of principal, interest, Reimbursement Obligations, fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and/or the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.

5.2.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. Each Lender claiming any additional amounts payable under this §5.2.2 agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to execute and deliver all such documents and instruments as the Borrower shall reasonably request or to change the jurisdiction of its applicable lending office if the execution of such documents or the making of such a change would avoid the need for or substantially reduce the amount of additional amounts which would thereafter accrue and would not, in the sole and absolute determination of such Lender, be otherwise disadvantageous to such Lender, which determination by such Lender shall be conclusive. The Borrower shall not be liable for taxes paid by the Administrative Agent or any Lender that are based upon the Administrative Agent’s or such Lender’s net income or for any withholdings required to be made pursuant to applicable law that are credited against taxes based on the Administrative Agent’s or such Lender’s net income.

5.2.3. Non-U.S. Lenders. Each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or the Administrative Agent or for such Lender’s or the Administrative Agent’s account, deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that (i) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender or the Administrative Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto).

           5.3.  Computations.  All computations of interest for Base Rate Loans and Swing Line Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Revolving Credit Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Administrative Agent or such Lender shall notify the Borrower to the contrary.

           5.4.  Inability to Determine Eurodollar Rate.  In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Administrative Agent shall reasonably determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period or (b) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their Eurodollar Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders. In such event (i) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make Eurodollar Rate Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower and the Lenders.

           5.5.  Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Lender’s Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §5.5, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

           5.6.  Additional Costs, etc.  If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent or withholdings in connection with such taxes), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Revolving Credit Loans, Swing Line Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve (other than reserves included within the definition of Eurocurrency Reserve Rate), assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Swing Line Loans, the Revolving Credit Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing is

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans, Swing Line Loans or such Lender’s Commitment or any Letter of Credit, or

(ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment, any Letter of Credit, any of the Swing Line Loans or any of the Revolving Credit Loans, or

(iii) to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

           5.7.  Capital Adequacy.  If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for Lenders or Lender holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Revolving Credit Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Lender shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Lender in light of these circumstances. If the Borrower and such Lender are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Lender’s reasonable determination, provide adequate compensation. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

           5.8.  Certificate.  A certificate setting forth any additional amounts payable pursuant to §5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

           5.9.  Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

           5.10.  Interest After Default.

5.10.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans, the Swing Line Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest from the due date compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate) until such amount shall be paid in full (after as well as before judgment). An amount shall be considered overdue hereunder if not paid on the date fixed for payment herein or any accelerated maturity thereof, regardless of any grace periods which may be permitted under §13.1 (a) or (b) hereof.

5.10.2. Amounts Not Overdue. During the continuance of an Event of Default the principal of the Revolving Credit Loans not overdue shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Required Lenders pursuant to §16.12, bear interest at a rate per annum equal to the greater of (a) two percent (2%) above the rate of interest otherwise applicable to such Revolving Credit Loans pursuant to §2.5 or (b) the rate of interest applicable to overdue principal pursuant to §5.10.1.

6.  COLLATERAL SECURITY AND GUARANTIES.

           6.1.  Security of Borrower.  The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens that are entitled to priority under applicable law) in all of the assets of the Borrower and, subject to §8.17, each Guarantor, whether now owned or hereafter acquired, including, without limitation, all leases, lease receivables and other accounts receivable of the Borrower and, subject to §8.17, each Guarantor, and a pledge of 100% of the Capital Stock of each of the Borrower’s Subsidiaries (or, in the case of a non-Guarantor Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, 66% of the Capital Stock of each such first-tier foreign non-Guarantor Subsidiary), in each case pursuant to the terms of, and as provided in, the Security Documents to which the Borrower or such Guarantor is a party.

           6.2.  Guaranties of Subsidiaries.  The Obligations shall also be guaranteed pursuant to the terms of the Guaranty.

           6.3.  Release of Collateral.

           The parties hereto acknowledge and agree that the Administrative Agent shall release its Lien on Collateral consisting of Containers and the proceeds thereof upon a request for such release by the Borrower in connection with a disposition of such Collateral permitted by, and in accordance with, §9.5.2.

7.  REPRESENTATIONS AND WARRANTIES.

           The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

           7.1.  Corporate Authority.

7.1.1. Incorporation; Good Standing. Each of the Borrower and its Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

7.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

7.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

           7.2.  Governmental or Third Party Approvals.  The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require (x) the approval or consent of, or filing with, any governmental agency or authority other than those already obtained or (y) the approval or consent of, or filing with, any party with whom the Borrower has entered into material agreements and/or instruments by which the Borrower or any of its properties may be bound, other than those already obtained.

           7.3.  Title to Properties; Leases.  Except as indicated on Schedule 7.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens or other rights of others, except Permitted Liens.

           7.4.  Financial Statements and Projections.

7.4.1. Fiscal Year. The Borrower and each of its Subsidiaries has a fiscal (or financial) year which is the twelve months ending on December 31st of each calendar year.

7.4.2. Financial Statements.

There has been furnished to each of the Lenders a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, certified by KPMG Peat Marwick, and management-prepared consolidated balance sheets and statements of income of the Borrower and its Subsidiaries as at the end of each fiscal quarter after the Balance Sheet Date and prior to the Closing Date. Such balance sheets and statements of income have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower as at the close of business on the respective dates thereof and the results of operations for the fiscal periods then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheets and the notes related thereto.

7.4.3. Projections. The projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2005 to 2009 fiscal years, copies of which have been delivered to each Lender, disclose all major assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of the Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein.

           7.5.  No Material Adverse Changes, etc.  Since the Balance Sheet Date there has been no event or occurrence which has had or would result in a Material Adverse Effect. Since the Balance Sheet Date, the Borrower has not made any Restricted Payment other than Restricted Payments permitted under §9.4.

           7.6.  Franchises, Patents, Copyrights, etc.  The Borrower and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

           7.7.  Litigation.  Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any Governmental Authority, that (a) if adversely determined, might, either in any case or in the aggregate (i) have a Material Adverse Effect or (ii) materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or (b) which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

           7.8.  No Materially Adverse Contracts, etc.  Neither the Borrower nor any of its Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower’s officers, to have any Material Adverse Effect.

           7.9.  Compliance with Other Instruments, Laws, etc.  Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

           7.10.  Tax Status.  The Borrower and its Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrower know of any basis for any such claim.

           7.11.  No Event of Default.  No Default or Event of Default has occurred and is continuing.

           7.12.  Holding Company and Investment Company Acts.  Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

           7.13.  Absence of Financing Statements, etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

           7.14.  Perfection of Security Interest.  All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral. The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower is the owner of the Collateral free from any Lien, except for Permitted Liens.

           7.15.  Certain Transactions.  Except for arm’s length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties and except pursuant to the terms of the documents described on Schedule 7.15 hereto, no Affiliate of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner.

           7.16.  Employee Benefit Plans.

7.16.1. In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

7.16.2. Terminability of Welfare Plans. No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrower, or an ERISA Affiliate (other than Interpool), as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate (other than Interpool) without material liability to any Person other than for claims arising prior to termination.

7.16.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

7.16.4. Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

           7.17.  Use of Proceeds.

7.17.1. General. The proceeds of the Revolving Credit Loans shall be used (a) to refinance the Indebtedness under the Existing Credit Agreement, (b) to make the Closing Interpool Repayment, (c) to prepay the Interpool Subordinated Debt and the Master Lease Agreements in accordance with the terms of this Credit Agreement after the Closing Date, (d) for working capital and general corporate purposes and (e) to fund Capital Expenditures permitted hereunder. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

7.17.2. Regulations U and X. No portion of any Revolving Credit Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

           7.18.  Environmental Compliance.  The Borrower has taken all reasonable and necessary steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that:

(a) none of the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation could have a material adverse effect on the environment or a Material Adverse Effect;

(b) neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c) except as set forth on Schedule 7.18 attached hereto, to the best of the Borrower’s knowledge: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases could have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws; and

(d) none of the Borrower and its Subsidiaries, nor any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby.

           7.19.  Subsidiaries, etc.  Schedule 7.19(a) hereto sets forth the only Subsidiaries of the Borrower, including the jurisdiction of incorporation/formation and principal place of business or registered office, as the case may be, of each such Person. Except as set forth on Schedule 7.19(b) hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person.

           7.20.  Bank Accounts.  Schedule 7.20 sets forth the account numbers and location of all bank accounts of the Borrower and its Subsidiaries. The aggregate amount of collected funds held in each such deposit account (other than deposit accounts maintained at the Administrative Agent’s Office) shall not at the close of any Business Day exceed the amount specified for such account on Schedule 7.20 and the aggregate amount of collected funds held in all such deposit accounts (other than deposit accounts maintained at the Administrative Agent’s Office) shall not at the close of any Business Day exceed two million Dollars ($2,000,000).

           7.21.  Disclosure.  None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrower or any of its Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

           7.22.  Status of Obligations as Senior Debt.  All Obligations of the Borrower and its Subsidiaries to the Lenders and the Administrative Agent under or in respect of this Credit Agreement and the other Loan Documents constitute “Senior Debt” (or the analogous term used therein) under the terms of the Subordination Documents or of any other instrument evidencing or pursuant to which there is issued indebtedness which purports to be Subordinated Debt of the Borrower or any of its Subsidiaries.

           7.23.  Solvency.  Both before and after giving effect to each incurrence of Indebtedness hereunder, and the payment of all fees, costs and expenses payable by the Borrower hereunder, the Borrower is Solvent.

           7.24.  Insurance.  The Borrower and each of its Subsidiaries maintain with financially sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are set forth on Schedule 7.24 hereto, and such insurance is in accordance with sound business practices in accordance with industry standards and the terms of the Security Documents.

           7.25.  Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Revolving Credit Loans, the Swing Line Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrower nor any of its Subsidiaries or other Affiliates that are controlled by the Borrower (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

8.  AFFIRMATIVE COVENANTS.

           The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit, Swing Line Loan or Revolving Credit Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the L/C Issuer has any obligation to issue, extend or renew any Letters of Credit or the Swing Line Lender has any obligation to make Swing Line Loans:

           8.1.  Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, all Swing Line Loans, the fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

           8.2.  Maintenance of Office.  The Borrower will maintain its chief executive office in San Francisco, California, or at such other place in the United States of America as the Borrower shall designate upon thirty days’ prior written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made. In the event the Borrower moves its chief executive office to another location within the State of California, thirty days’ prior telephonic notice to the Administrative Agent shall be sufficient.

           8.3.  Records and Accounts.

           (a)        The Borrower will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (iii) at all times engage KPMG Peat Marwick or other independent certified public accountants satisfactory to the Administrative Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Administrative Agent.

           (b)        From time to time upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a list of the names, addresses, face value, and dates of invoices for each debtor obligated on such an account receivable. With respect to all leases of the Company that constitute Collateral hereunder or pursuant to which the Borrower, as lessor, leases Containers comprising Collateral to third parties, (i) each such lease shall be executed in three original counterparts, one and only one of which shall be designated the “Lessor’s Original”, (ii) only the Lessor’s Original counterpart of each such lease shall be deemed to constitute chattel paper under the UCC and (iii) each such lease shall contain a provision setting forth the terms contained in clauses (i) and (ii) of this sentence. The Borrower shall conspicuously stamp the Lessor’s Original counterpart of each such lease and any other counterpart thereof that comes into the Borrower’s possession with a legend, in form and substance satisfactory to the Administrative Agent, clearly indicating that such lease and the Containers leased thereunder are subject to the security interest granted pursuant hereto. The Borrower shall provide to the Administrative Agent upon request copies of leases to which any portion of the Collateral is subject.

           8.4.  Financial Statements, Certificates and Information.  The Borrower will deliver to each of the Lenders:

(a) as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidatedstatements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, by KPMG Peat Marwick or by other independent certified public accountants satisfactory to the Administrative Agent, together with a written statement from such accountants to the effect that they have read §§9 and 10 of this Credit Agreement and all the definitions associated therewith, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each month in each fiscal year of the Borrower, an unaudited monthly consolidated balance sheet and consolidated statement of income of the Borrower and its Subsidiaries for such month prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial condition of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(e) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

(f) within forty-five days (45) days of the end of each calendar month and, in any case, simultaneously with the delivery of a Loan Request in accordance with §2.9, and at the times specified in §9.5.2 and at such other times as the Administrative Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month, the date of such Loan Request or other date so requested by the Administrative Agent, as the case may be;

(g) simultaneously with the delivery of the financial statements referred to in subsection (b) above and at such other times as the Administrative Agent may reasonably request, a summary Accounts Receivable (including Eligible Container Receivables) aging report as of the end of each fiscal quarter of the Borrower, together with a list of account debtors and the associated Accounts Receivable with the largest overdue face amounts as of the end of each fiscal quarter, and otherwise in form and detail satisfactory to the Administrative Agent, together with a list of the twenty (20) account debtors with whom the Borrower transacted the largest volume of business during such fiscal quarter;

(h) as soon as practicable, but in any event not later than 45 days after request by the Administrative Agent made after determining in its discretion that an appraisal or reappraisal of the value of Eligible Containers of the Borrower or any Subsidiary of the Borrower is necessary, an appraisal or reappraisal, as the case may be, of the value of such Eligible Containers, which appraisal or reappraisal shall be conducted at the expense of the Borrower or such Subsidiary by an appraiser selected by the Administrative Agent in form and substance satisfactory to the Administrative Agent;

(i) simultaneously with the delivery of the financial statements referred to in subsection (a) above and from time to time upon request of the Administrative Agent, a copy of the Borrower’s business plan, budget and financial forecast prepared on a monthly or quarterly basis for the then current fiscal year, all in such form and detail as the Lenders may reasonably request, updating those projections delivered to the Lenders and referred to in §7.4.3 or, if applicable, updating any later such projections delivered in response to a request pursuant to this §8.4(i);

(j) simultaneously with the delivery of the financial statements referred to in subsection (c) above, a report listing the aggregate number of Containers owned, rented, leased or managed by the Borrower and its Subsidiaries, together with monthly utilization rate and per diem rental rate information with respect to the Containers in form and detail satisfactory to the Agent;

(k) from time to time such other financial data and information (including accountants’ management letters) as the Administrative Agent or any Lender may reasonably request; and

(l) simultaneously with the delivery thereof to Interpool, copies of any notices with respect to the Subordinated Debt delivered from time to time to Interpool pursuant to Section 5.8(n) of the Subordinated Note Purchase Agreement.

           The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer, the Swing Line Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing or anything to the contrary contained herein, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

           8.5.  Notices.

8.5.1. Defaults. The Borrower will promptly notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation in excess of $100,000 in principal amount to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

8.5.2. Environmental Events. The Borrower will promptly give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that could have a Material Adverse Effect.

8.5.3. Notification of Claim against Collateral. The Borrower will, immediately upon becoming aware thereof, notify the Administrative Agent and each of the Lenders in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Administrative Agent’s rights with respect to the Collateral, are subject.

8.5.4. Notice of Litigation and Judgments. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $250,000.

8.5.5. Notice of ERISA Event. The Borrower will, and will cause each of its Subsidiaries to, give prompt notice to the Administrative Agent and each of the Lenders in writing upon the occurrence of any ERISA Event.

8.5.6. Notice of Change in Accounting or Financial Reporting Practices. The Borrower will, and will cause each of its Subsidiaries to, give prompt notice to the Administrative Agent and each of the Lenders in writing of any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries.

           8.6.  Legal Existence; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or a limited liability partnership. It (i) will use commercially reasonable efforts to cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

           8.7.  Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreement.

           8.8.  Taxes.  The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

           8.9.  Inspection of Properties and Books, etc.

8.9.1. General. Subject to §16.4, the Borrower shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives upon reasonable advance notice and at reasonable time during normal business hours, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base, all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request.

8.9.2. Collateral Reports. No more frequently than twice during each calendar year, or more frequently as determined by the Administrative Agent if an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent, the Borrower will obtain and deliver to the Administrative Agent, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the Containers and/or the other components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts Receivable (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrower or its applicable Subsidiary) and Containers (including verification as to the value, location and respective types). All such collateral value reports shall be conducted and made at the expense of the Borrower.

8.9.3. Appraisals. No more frequently than once each calendar year, or more frequently as determined by the Administrative Agent if an Event of Default shall have occurred and be continuing, upon the reasonable request of the Administrative Agent, the Borrower will obtain and deliver to the Administrative Agent appraisal reports in form and substance and from appraisers satisfactory to the Administrative Agent, stating (a) the then current fair market, orderly liquidation and forced liquidation values of all or any portion of the equipment or real estate owned by the Borrower or any of its Subsidiaries and (b) the then current business value of each of the Borrower and its Subsidiaries. All such appraisals shall be conducted and made at the expense of the Borrower.

8.9.4. Environmental Assessments. Upon reasonable notice by the Administrative Agent, under any of the circumstances described herein, the Administrative Agent may, from time to time, upon the direction of the Required Lenders, for the purpose of assessing and ensuring the value of any Real Estate, obtain one or more environmental assessments or audits of such Real Estate prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Administrative Agent to evaluate or confirm (a) whether any Hazardous Materials are present in the soil or water at such Real Estate and (b) whether the use and operation of such Real Estate complies with all Environmental Laws. Environmental assessments may be obtained (a) in the event the Borrower purchases any Real Estate without providing the Lenders with copies of satisfactory environmental assessments or audit obtained by the Borrower, (b) if the Administrative Agent or Required Lenders have a reasonable objective basis to suspect that there has been a “release” or threatened “release” of any Hazardous Substance or (c) with respect to any Real Estate in which the Administrative Agent has a security interest, after the occurrence of a Default of Event of Default. Environmental assessments may include without limitation detailed visual inspections of such Real Estate including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Administrative Agent deems appropriate. The reasonable costs and expenses of such environmental assessments shall be borne by the Borrower.

8.9.5. Communications with Accountants. The Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with the Borrower’s independent certified public accountants regarding the financial statements delivered pursuant to §8.4 and, in connection therewith, authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries. At the request of the Administrative Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §8.9.5.

           8.10.  Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will, and will cause each of its Subsidiaries to, comply (a) in all material respects with the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) with the provisions of its Governing Documents, (c) with all agreements and instruments by which it or any of its properties may be bound and (d) with all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

           8.11.  Employee Benefit Plans.  The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

           8.12.  Use of Proceeds.  The Borrower will use the proceeds of the Revolving Credit Loans and obtain Letters of Credit solely for the purposes set forth in §7.17.1.

           8.13.  Bank Accounts.  The Borrower will, and will cause each of its Subsidiaries to, together with the employees, agents and other Persons acting on behalf of the Borrower or such Subsidiary, receive and hold in trust for the Administrative Agent and the Lenders all payments constituting proceeds of Collateral which come into their possession or under their control and, immediately upon receipt thereof, deposit such payments in the form received, with any appropriate endorsements, in one of the accounts designated as a central depository account on Schedule 7.20.

           8.14.  Additional Mortgaged Property.

           (a)        If, after the Closing Date, the Borrower or any of its Subsidiaries acquires a fee interest in Real Estate, the Borrower shall, or shall cause such Subsidiary to, deliver, within thirty (30) days of such acquisition, to the Administrative Agent for the benefit of the Lenders and the Administrative Agent a fully executed valid and enforceable first priority mortgage or deed of trust over such acquired Real Estate free and clear of all defects and encumbrances except for Permitted Liens.

           (b)        If, after the Closing Date, the Borrower intends to lease Real Estate, or to lease office space where it intends to maintain books and records relating to its business, the Borrower shall use reasonable best efforts to ensure that such lease permits the Administrative Agent to obtain a first priority leasehold mortgage over such leased Real Estate and to obtain from the landlord a waiver in form and substance satisfactory to the Administrative Agent which acknowledges and consents to the Administrative Agent’s Liens on the personal property of the Borrower maintained on such leased property and subordinates the landlord’s claim to such property to that of the Administrative Agent and permits the Administrative Agent to enter such Real Estate in connection with the exercise of the Administrative Agent’s rights with respect to such Liens. Upon the execution of such lease, the Borrower shall promptly deliver to the Administrative Agent a copy of such lease, and, to the extent permitted by the applicable lease, the Borrower shall deliver forthwith to the Administrative Agent for the benefit of the Lenders and the Administrative Agent a fully executed, valid and enforceable first priority leasehold mortgage over such leased Real Estate, free and clear of all defects and encumbrances except for Permitted Liens.

           (c)        Each such mortgage, leasehold mortgage or deed of trust referred to in §8.14(a) and (b) shall be in form and substance satisfactory to the Administrative Agent, together with title insurance policies, surveys, evidences of insurance with the Administrative Agent named as loss payee and additional insured, legal opinions and other documents and certificates with respect to such Real Estate (such policies (for amounts that correspond to the fair market value of such property), surveys, evidence of insurance, opinions and other documents and certificates referred to in this §8.14 as reasonably required by the Administrative Agent.

           8.15.  Interests in Intellectual Property.  The Borrower shall, upon acquisition or creation of any right, title or interest in any patent, trademark registrations, copyright registrations or service mark registrations, or in any pending applications for the same, promptly, but in no event later than thirty (30) days after such creation or acquisition, notify the Administrative Agent of the same. The Borrower shall, upon request of the Administrative Agent, execute, acknowledge and deliver all such documents and instruments as the Administrative Agent may reasonably require to confirm the Administrative Agent’s security interest for the benefit of the Lenders in and to any such patent, trademark or service mark registrations, or applications for the same, as part of the Collateral hereunder and appoints the Administrative Agent as the Borrower’s attorney-in-fact to execute and file the same.

           8.16.  New Guarantors.   In the event that the Borrower obtains, in accordance with the provisions of §9.15 hereof, the consent of the Required Lenders to create or acquire a new direct or indirect Subsidiary, such Subsidiary shall concurrently with such event, or as soon as practicable thereafter, execute and deliver to the Administrative Agent an instrument of joinder and accession, in form and substance satisfactory to the Administrative Agent and the Required Lenders, pursuant to which such newly-created or acquired Subsidiary shall join the Guaranty and, subject to §8.17, the applicable Security Documents, and shall accede to all of the rights and obligations of a Guarantor thereunder, and, pursuant thereto, shall, inter alia, guaranty the full payment and performance of the Obligations. Further, the Borrower and such Subsidiary shall execute and deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request in furtherance of the intent of this §8.16, including, without limitation, an updated Schedule 7.19 and documentation of the type required to be supplied by the Borrower and initial Guarantors as a condition precedent to the initial Revolving Credit Loans made hereunder pursuant to §11 hereof.

           8.17.  Collateral Security of Guarantors.  If, at any time, any Guarantor owns assets with an aggregate market value or book value in excess of $2,000,000, such Guarantor shall promptly notify the Administrative Agent thereof and, upon the request of the Administrative Agent, such Guarantor shall become a party to any instruments, agreements and documents and provide such other documentation as the Administrative Agent shall deem necessary or desirable in order to provide a perfected first priority security interest (subject only to Permitted Liens that are entitled to priority under applicable law) to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in all of the assets of such Guarantor including, without limitation, security agreements, pledge agreements, mortgages or deeds of trust, Uniform Commercial Code searches and filings (or the equivalent thereof in any applicable foreign jurisdiction), favorable opinions of counsel (including local counsel) to such Guarantor (which shall cover, among other things, the legality, validity, binding effect and enforceability of, inter alia, the all such documents) and other documentation of the type required to be supplied by the Borrower as a condition precedent to the initial Revolving Credit Loans made hereunder pursuant to §11 hereof, all in form, content and scope reasonably satisfactory to the Administrative Agent.

           8.18.  Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9.  CERTAIN NEGATIVE COVENANTS.

           The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit, Swing Line Loan or Revolving Credit Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the L/C Issuer has any obligation to issue, extend or renew any Letters of Credit or the Swing Line Lender has any obligation to make Swing Line Loans:

           9.1.  Restrictions on Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(b) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §8.8;

(c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(d) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(e) Subordinated Debt;

(f) Indebtedness (in addition to similar Indebtedness permitted under clause (g) hereof) incurred in connection with the acquisition or lease after the date hereof of any real or personal property by the Borrower or such Subsidiary or under any Capitalized Leases, provided that (i) the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries (exclusive of the aggregate principal amount of Nonrecourse Loans) shall not exceed $25,000,000 outstanding at any one time and (ii) the principal amount of such Indebtedness secured by or relating to the lease of any particular property shall not exceed 100% of the purchase price of such property;

(g) Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto; and

(h) any renewal or refinancing of any Indebtedness permitted under this §9.1; provided that any such refinancing or renewal does not (i) increase the aggregate amount of such Indebtedness, (ii) increase the interest rate or fees applicable to, or shorten the weighted average life to maturity of, such Indebtedness, (iii) change, alter or modify the terms of such Indebtedness in any manner which violates either §9.8 hereof or the Subordination and Intercreditor Agreement or (iv) add to the collateral, if any, securing such Indebtedness;

(i) Indebtedness of the Borrower and its Subsidiaries consisting of short-term trade credit extended to the Borrower or such Subsidiary in the ordinary course of such Person’s business in connection with the acquisition of Containers and other equipment; provided that such Indebtedness shall not be in existence for more than 180 days after the occurrence of the transaction giving rise thereto;

(j) Indebtedness in respect of Interest Rate Protection Agreements;

(k) Indebtedness of a Subsidiary of the Borrower to the Borrower consisting of Investments permitted by §9.3(e); and

(l) Indebtedness consisting of obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract entered into with any Lender or the Administrative Agent, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

           9.2.  Restrictions on Liens.

9.2.1. Permitted Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i) Liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

(ii) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(iii) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iv) Liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by §9.1(c);

(v) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

(vi) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vii) Liens existingon the date hereof and listed on Schedule 9.2 hereto;

(viii) purchase money security interests in or purchase money mortgages on real or personal property acquired (in the case of purchase money security interests) or leased (in the case of Capitalized Leases) after the Closing Date to secure purchase money Indebtedness or Capitalized Leases of the type and amount permitted by §9.1(f), which security interests or mortgages cover only the real or personal property so acquired or leased and any proceeds thereof (including, without limitation, leases, Accounts Receivable, instruments and documents);

(ix) Liens on assets and property of the Borrower and its Subsidiaries in favor of Interpool that secure the Interpool Subordinated Debt; provided, that all such Liens are at all times junior and subordinate to the Liens granted by the Borrower to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents on such terms set forth in the Subordination Documents;

(x) Liens in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent securing the Obligations;

(xi) Liens consisting of the interest of a lessee under any lease with respect to Containers where the Borrower is the lessor;

(xii) Liens on the property listed on Schedule 9.2 hereto that are granted to secure any refinancing or renewal of Indebtedness permitted under §9.1, which refinancing or renewal is permitted under §9.1(h) hereof (subject to all the provisos contained therein); provided that (a) such Liens encumber the same property (and no additional assets or property of the Borrower) as secured the Indebtedness that was so refinanced or renewed and (b) the aggregate amount of Indebtedness secured by such property has not increased as a result of such refinancing or renewal; and

(xiii) interests of lessors in property leased to the Borrower or a Subsidiary under §9.1(f).

           9.2.2 Restrictions on Negative Pledges and Upstream Limitations. The Borrower will not, nor will it permit any of its Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §9.2.1, and (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business.

           9.3.  Restrictions on Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America or Japan that mature within one (1) year from the date of purchase by the Borrower;

(b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States or Japanese banks having total assets in excess of $1,000,000,000;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of Japan or the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P;

(d) Investments existing on the date hereof and listed on Schedule 9.3 hereto;

(e) Investments by the Borrower in Subsidiaries that are Guarantors; provided that the aggregate amount of such Investments does not exceed $3,000,000 at any time;

(f) Investments consisting of the Guaranty; and

(g) Investments consisting of advances to employees pursuant to the Staff Loan Program, provided that the aggregate amount of such Investments shall not exceed $1,500,000 at any time;

           9.4.  Restricted Payments.  The Borrower will not make any Restricted Payments except that, so long as no Default or Event of Default then exists or would result from such payment, the Borrower may make (i) Distributions consisting of the redemption of up to 2,679 shares of the Capital Stock of the Borrower from certain executive employees of the Borrower (other than Mr. Hiromitsu Ogawa and members of his immediate family) upon the termination of such Person’s employment with the Borrower, (ii) payments to Interpool and its Affiliates pursuant to the provisions of any of the documents listed on Schedule 7.15 hereto, (iii) payments of interest with respect to the Interpool Subordinated Debt pursuant to, and in accordance with, the terms and conditions of the Subordination Documents, (iv) the Closing Interpool Repayment and (v) prepayments of principal with respect to the Interpool Subordinated Debt permitted pursuant to §9.8.

           9.5.  Merger, Acquisitions and Consolidation; Disposition of Assets.

9.5.1. Mergers and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, with the Borrower as the surviving entity, or with and into a Subsidiary party to the Guaranty, with the Subsidiary party to the Guaranty as the surviving entity, or the merger or consolidation of two or more Subsidiaries of the Borrower.

9.5.2. Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than the disposition of assets in the ordinary course of business consistent with past practices, provided that, in connection with any such disposition of Collateral consisting of Containers having a Net Book Value of $1,000,000 or more and the proceeds thereof, the Borrower shall deliver to the Administrative Agent an updated Borrowing Base Report demonstrating the Borrower’s compliance with the lending limitations set forth in §2.1 hereof.

           9.6.  Sale and Leaseback.  Unless the Required Lenders shall have given their prior written consent, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred, except for such transactions as would be permitted under §9.1(f).

           9.7.  Compliance with Environmental Laws.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

           9.8.  Subordinated Debt; Master Lease Agreements.  The Borrower will not, nor will it permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any of the Subordinated Debt, any of the Subordination Documents or the Master Lease Agreements (a) which amendment, supplement or modification effects any increase in the principal amount of the Subordinated Debt except through the issuance of additional Subordinated Notes in payment of interest on the Subordinated Notes, the interest rate thereon or any fees thereunder, or shortens the maturity or average life to maturity thereof, adds or modifies to make more burdensome to the Borrower the terms of any required prepayments, redemptions, or repurchases (other than waivers or deferrals thereof) thereunder or under the Master Lease Agreements, modifies the terms of the subordination provisions thereof, or makes more burdensome to the Borrower or such Subsidiary, the financial covenants contained therein or in the Master Lease Agreements or adds additional such covenants or events of default therein or in the Master Lease Agreements or (b) which amendment, supplement or modification relates to other terms and provisions of the Subordinated Debt or any Master Lease Agreement and the cumulative effect of which is to make the Subordinated Debt or such Master Lease Agreement materially more restrictive of the Borrower or its Subsidiaries, or materially adversely affect the Administrative Agent’s or the Lender’s rights or interests thereunder or under the Loan Documents or the Borrower’s ability to fulfill its obligations under the Loan Documents. The Borrower will not, nor will it permit any of its Subsidiaries to prepay, redeem or repurchase or issue any notice of redemption with respect to, or take any other action which would require the Borrower or any of its Subsidiaries to prepay, redeem or repurchase any of the Subordinated Debt or the Master Lease Agreements; provided that, notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing or would result from therefrom, and otherwise subject to and in accordance with the provisions of the Subordination and Intercreditor Agreement, (a) the Borrower may make regularly scheduled payments of principal and interest on the Interpool Subordinated Debt in accordance with §§2.3(b) and 2.6(b) of the Subordinated Note Purchase Agreement (as such agreement is in effect on the date hereof); provided that such regularly scheduled payments of principal under to §2.6(b) of the Subordinated Note Purchase Agreement shall not exceed $1,683,000 in any quarter; (b) the Borrower may make the Closing Interpool Repayment, (c) the Borrower may prepay (in whole or in part) the outstanding amount of the Master Lease Agreements and (d) the Borrower may prepay (in whole or in part) the outstanding amount of Interpool Subordinated Debt (other than the Closing Interpool Repayment); provided that, in connection with any prepayment under the foregoing clause (d), (i) the Total Leverage Ratio for the most recently ended Reference Period, after giving pro forma effect to such prepayment, shall not exceed 3.00:1.00, (ii) at the time of such prepayment, the ratio of (x) Senior Funded Debt to (y) Consolidated Adjusted Tangible Net Worth at such time shall not exceed 2.50:1.00, (iii) Excess Availability before and immediately after giving effect to such prepayment shall not be less than $10,000,000, and (iv) the Borrower shall deliver to the Administrative Agent and the Lenders a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying and demonstrating compliance with the foregoing requirements in clauses (i) though (iii) above.

           9.9.  Employee Benefit Plans.  Neither the Borrower nor any ERISA Affiliate will:

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e) permit or take any action which would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

           9.10.  Business Activities.  The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in related businesses.

           9.11.  Fiscal Year.  The Borrower will not, and will not permit any of its Subsidiaries to, change the date of the end of its fiscal (or financial) year from that set forth in §7.4.1.

           9.12.  Transactions with Affiliates.  Except as otherwise permitted by the terms of §7.15, the Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

           9.13.  Bank Accounts.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) establish any bank accounts other than those accounts listed on Schedule 7.20, without the Administrative Agent’s prior written consent, or (b) deposit into any of the payroll accounts listed on Schedule 7.20 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts.

           9.14.  Capital Stock.  Unless it shall in each instance have obtained the prior written consent of the Required Lenders, the Borrower shall not (i) issue any new Capital Stock except (A) to employees of the Borrower pursuant to employee stock option plans and (B) to Interpool or Mr. Hiromitsu Ogawa, President of the Borrower, or (ii) convert any shares of any existing class of Voting Stock into shares of any class of Capital Stock which is not Voting Stock or (iii) amend its Governing Documents so as to accomplish or permit any of the foregoing.

           9.15.  Creation of Subsidiaries.

           The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or acquire any Subsidiary without the prior written consent of the Required Lenders.

10.  FINANCIAL COVENANTS.

          The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit, Swing Line Loan or Revolving Credit Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the L/C Issuer has any obligation to issue, extend or renew any Letters of Credit or the Swing Line Lender has any obligation to make Swing Line Loans:

           10.1.  Total Leverage Ratio.

          The Borrower will not permit the Total Leverage Ratio, as at the end of any Reference Period ending on or during any period described in the table set forth below, to exceed the ratio set forth opposite such period in such table:

Period	Ratio

Closing Date through June 29, 2007 June 30, 2007 and thereafter	3.50:1.00 3.25:1.00

Notwithstanding the foregoing, in the event that the Borrower prepays (in whole or in part) the outstanding amount of Interpool Subordinated Debt (other than the Closing Interpool Repayment), the Borrower will not permit the Total Leverage Ratio, as at the end of any Reference Period ending on or after the date that such prepayment is made, to exceed 3.00:1.00.

          10.2.  Fixed Charge Coverage Ratio.  The Borrower will not permit, as at the end of any Reference Period, the ratio of (a) Consolidated Operating Cash Flow to (b) Consolidated Total Debt Service to be less than 1.25:1.00.

          10.3.  Interest Coverage.  The Borrower will not, at the end of any Reference Period, permit the ratio of (a) Consolidated EBITDA for such Reference Period to (b) Consolidated Total Interest Expense for such Reference Period, to be less than 3.00:1.00.

          10.4.  Senior Funded Debt to Consolidated Adjusted Tangible Net Worth.  The Borrower will not permit, as at any date of determination occurring during any period described in the table set forth below, the ratio of (a) Senior Funded Debt to (d) Consolidated Adjusted Tangible Net Worth to exceed the ratio set forth opposite such period in such table:

Period	Ratio

Closing Date through June 29, 2007 June 30, 2007 and thereafter	3.00:1.00 2.50:1.00

Notwithstanding the foregoing, in the event that the Borrower prepays (in whole or in part) the outstanding amount of Interpool Subordinated Debt (other than the Closing Interpool Repayment), the Borrower will not permit the ratio of (a) Senior Funded Debt to (b) Consolidated Adjusted Tangible Net Worth, as at any date of determination occurring on or after the date that such prepayment is made, to exceed 2.50:1.00.

11.  CLOSING CONDITIONS.

          The obligations of the Lenders to make the initial Revolving Credit Loans and of the L/C Issuer to issue any initial Letters of Credit and of the Swing Line Lender to make Swing Line Loans on the Closing Date shall be subject to the satisfaction of the following conditions precedent on or prior to May 15, 2005.

           11.1.  Loan Documents etc.

11.1.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document.

11.1.2. Subordination Documents; Master Lease Agreements.

11.1.2.1. Subordination Documents.

The Interpool Subordinated Debt shall have been amended on terms and conditions acceptable to the Administrative Agent and each of the Lenders in accordance with the terms hereof and of the Subordination and Intercreditor Agreement, and the Administrative Agent shall have received a copy of the resolutions of Interpool approving the transactions contemplated by such amendment. Each Lender shall have received a duly executed copy, certified by an authorized officer of the Borrower as true, correct and complete and in full force and effect as of the Closing Date, of each of the Subordination Documents, as amended.

11.1.2.2. Master Lease Agreements.

Each of the Master Lease Agreements shall have been amended on terms and conditions acceptable to the Administrative Agent and each of the Lenders and in accordance with the terms hereof. Each Lender shall have received a duly executed copy, certified by an authorized officer of the Borrower as true, correct and complete and in full force and effect as of the Closing Date, of each of the Master Lease Agreements, as amended.

11.1.2.3. Subordination and Intercreditor Agreement.

The Subordination and Intercreditor Agreement shall have been amended on terms and conditions acceptable to the Administrative Agent and each of the Lenders in accordance with the terms hereof, and the Administrative Agent shall have received a copy of the resolutions of Interpool approving the transactions contemplated by such amendment. Each Lender shall have received a duly executed copy, certified by an authorized officer of the Borrower as true, correct and complete and in full force and effect as of the Closing Date, of such Subordination and Intercreditor Agreement, as amended.

          11.2.  Certified Copies of Governing Documents.  Each of the Lenders shall have received from the Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

          11.3.  Corporate or Other Action.  All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

          11.4.  Incumbency Certificate.  Each of the Lenders shall have received from the Borrower and each of its Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrower or such Subsidiary, each of the Loan Documents and Subordination Documents to which the Borrower or such Subsidiary is or is to become a party; (b) in the case of the Borrower, to make Loan Requests, Swing Line Loan Notices and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

          11.5.  Validity of Liens.  The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

          11.6.  Asset List; Perfection Certificates and UCC Search Results.  The Administrative Agent shall have received from the Borrower a list detailing all of the Borrower’s and its Subsidiaries’ assets and properties as at the date stated thereon (which shall be on or after February 28, 2005), and descriptions of any and all Liens (other than Permitted Liens) encumbering any such assets as well as copies of any and all loan documentation evidencing the Indebtedness to which any such Liens (other than Permitted Liens) relate, all certified as true and accurate by a Responsible Officer of the Borrower. The Administrative Agent shall have received from each of the Borrower and its Subsidiaries completed and fully executed Perfection Certificates and the results of Uniform Commercial Code searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

          11.7.  Certificates of Insurance.  The Administrative Agent shall have received (a) a certificate of insurance from an independent insurance broker dated on or about the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreement and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

          11.8.  Borrowing Base Report.  The Administrative Agent shall have received from the Borrower the initial Borrowing Base Report, dated as of the Closing Date.

          11.9.  Financial Condition.  The Administrative Agent and each of the Lenders shall have received from the Borrower the financial statements and projections referred to in §§7.4.2 and 7.4.3 and shall be satisfied that such financial statements fairly represent the financial position of the Borrower as of the respective dates of such financial statements.

          11.10.  Opinion of Counsel.  Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from (a) Perkins Coie LLP, counsel to the Borrower and its Subsidiaries and (b) Stroock & Stroock & Lavan LLP, counsel to Interpool regarding the enforceability of Interpool’s obligations under the Loan Documents to which Interpool is a party.

          11.11.  Payment of Fees.  The Borrower shall have paid to the Lenders or the Administrative Agent, as appropriate, the fees referred to in §5.1, together with the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel as of the Closing Date.

          11.12.  Payoff Letter.  Each of the Lenders and the Administrative Agent shall have received a payoff letter from Fleet National Bank, as administrative agent under the Existing Credit Agreement, indicating the amount of the loan obligations of the Borrower to the Existing Lenders to be discharged on the Closing Date (which obligations shall not include Existing Letters of Credit being continued hereunder) and an acknowledgment by Fleet National Bank that upon receipt of such funds it will forthwith execute and/or deliver to the Administrative Agent for filing all termination statements and take such other actions as may be necessary to discharge all mortgages, deeds of trust and security interests granted by the Borrower or any of its Subsidiaries securing the obligations under the Existing Credit Agreement.

          11.13.  Commercial Finance Exam, etc.  The Administrative Agent shall have received the results of a commercial finance exam conducted by Evergreen Collateral Consulting and any such other reports or certificates as the Administrative Agent may reasonably request, which, in each case, shall be satisfactory to the Administrative Agent in all respects.

          Without limiting the generality of the provisions of §14.3, for purposes of determining compliance with the conditions specified in this §11, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.  CONDITIONS TO ALL BORROWINGS.

          The obligations of the Lenders to make any Revolving Credit Loan, and of the Administrative Agent to issue, extend or renew any Letter of Credit, or of the Swing Line Lender to make any Swing Line Loans, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

          12.1.   Representations True; No Event of Default.  Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Revolving Credit Loan, or such Swing Line Loan, or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing or would result from the making of such Revolving Credit Loan, or such Swing Line Loan, or the issuance, extension or renewal of such Letter of Credit. The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

          12.2.  No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make any Revolving Credit Loan, Swing Line Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Administrative Agent would make it illegal for the Administrative Agent to issue, extend or renew such Letter of Credit.

           12.3.  Governmental Regulation.

          Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

          12.4.  Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

          12.5.  Borrowing Base Report.  The Administrative Agent shall have received the most recent Borrowing Base Report required to be delivered to the Administrative Agent in accordance with §8.4(f).

13.  EVENTS OF DEFAULT; ACCELERATION; ETC.

          13.1.  Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

           (a)   the Borrower shall fail to pay any principal of the Revolving Credit Loans, Swing Line Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and, except in the case of an acceleration of the maturity of the Loans, in which case an Event of Default shall occur immediately, such failure shall continue for a period of five (5) days;

           (b)   the Borrower or any of its Subsidiaries shall fail to pay any interest on the Revolving Credit Loans or the Swing Line Loans, any fees or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and, except in the case of an acceleration of the maturity of the Loans, in which case an Event of Default shall occur immediately, such failure shall continue for a period of five (5) days;

           (c)   the Borrower shall fail to comply with any of its covenants contained in §§8.1, 8.2 (other than with respect to moves within the State of California), 8.4, 8.5, 8.9, 8.12, 8.14, 8.15, 9 or 10 or any of the covenants contained in any of the Security Documents (provided, that this reference to covenants in the Security Documents shall not abridge grace periods provided with respect to certain Defaults also addressed in this Agreement);

           (d)   the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

           (e)   any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false, incorrect or incomplete in any material respect upon the date when made or deemed to have been made or repeated;

           (f)   the Borrower or any of its Subsidiaries shall (x) fail to pay at maturity, or within any applicable period of grace, (i) any obligation for borrowed money or credit received in an aggregate principal amount in excess of $100,000, (ii) any obligation in respect of any Capitalized Leases in an aggregate amount in excess of $100,000, or (iii) any obligation in respect of any operating leases with respect to which the present value (calculated at a discount rate of nine percent (9%) per annum) of the future obligations of the Borrower and its Subsidiaries thereunder exceeds $100,000, or (y) fail to observe or perform any material term, covenant or agreement contained in any agreement referenced in clauses (i) through (iii) above for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

           (g)   (i) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing; or (ii) if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and, with respect to this clause (ii) only, (x) the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or (y) such petition or application shall not have been dismissed within thirty (30) days following the filing thereof;

           (h)   a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

           (i)   there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $50,000;

           (j)   the holders of all or any part of the Subordinated Debt shall accelerate the maturity of all or any part of the Subordinated Debt, or a notice of redemption (mandatory or otherwise) shall be issued with respect to the Subordinated Debt, or the Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part (except as otherwise permitted under §9.8 of this Credit Agreement);

(k) Interpool shall fail to comply with any of the terms of the Subordination and Intercreditor Agreement;

           (l)   if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Administrative Agent’s Liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

           (m)   the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan in connection with the termination of a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $500,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $500,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a Lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

           (n)   the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

           (o)   there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect;

           (p)   there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;

           (q)   the Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against the Borrower or any of its Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of the Borrower or such Subsidiary included in the Borrowing Base or any assets of the Borrower or such Subsidiary not included in the Borrowing Base but having a fair market value in excess of $500,000; or

(r) a Change of Control shall occur;

          then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Revolving Credit Notes and the other Loan Documents and all Reimbursement Obligations and Swing Line Loans to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§13.1(g), 13.1(h) or 13.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

          13.2.  Termination of Commitments.  If any one or more of the Events of Default specified in §13.1(g), §13.1(h) or §13.1(j) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower, the Swing Line Lender shall be relieved of all further obligations to make Swing Line Loans to the Borrower and the L/C Issuer shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Revolving Credit Loans, the Swing Line Lender shall be relieved of all further obligations to make Swing Line Loans to the Borrower and the L/C Issuer shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

          13.3.  Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Revolving Credit Loans pursuant to §13.1, each Lender, if owed any amount with respect to the Revolving Credit Loans, Swing Line Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

          13.4.  Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

           (a)   First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

           (b)   Second, to all other Obligations (other than obligations of the Borrower and its Subsidiaries to any of the Lenders or the Administrative Agent with respect to any Interest Rate Protection Agreements or Swap Contracts) in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the fees owing to the Administrative Agent and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

           (c)   Third, to obligations of the Borrower and its Subsidiaries to any of the Lenders and/or the Administrative Agent with respect to any Interest Rate Protection Agreements and any Swap Contracts entered into with any Lender or the Administrative Agent;

           (d)   Fourth, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York; and

(d) Fifth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

14.  THE ADMINISTRATIVE AGENT.

           14.1.  Authorization.

           (a)   Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents. The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent. The provisions of this §14 are solely for the benefit of the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer, and neither the Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions.

           (b)   The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

           (c)   As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

           (d)   The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this §14 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to the L/C Issuer as fully as if the term “Administrative Agent” as used in this §14 included the L/C Issuer with respect to such acts or omissions (and including any affiliates of the L/C Issuer and the officers, directors, employees, agents and attorneys-in-fact of the L/C Issuer and any affiliates), and (ii) as additionally provided herein with respect to the L/C Issuer.

          14.2.  Employees and Administrative Agents.  The Administrative Agent may exercise its powers and execute its duties by or through employees or sub-agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower. The exculpatory provisions of this §14 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          14.3.  No Liability.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender, the Swing Line Lender or the L/C Issuer. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Credit Loan, Swing Line Loan or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swing Line Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swing Line Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swing Line Lender or the L/C Issuer prior to the making of such Revolving Credit Loan, Swing Line Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

           14.4.  No Representations.

14.4.1. General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Revolving Credit Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Revolving Credit Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Revolving Credit Notes shall have been duly authorized or is true, accurate and complete. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document or the occurrence of any Default or Event of Default. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries.

14.4.2. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender, the Swing Line Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in §§11 and 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

           14.5.  Payments.

14.5.1. Payments to Administrative Agent. A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2. Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Revolving Credit Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3. Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or to purchase participations in Swing Line Loans required to be funded by it hereunder or (b) to comply with the provisions of §16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, participations in Swing Line Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations and participations in Swing Line Loans. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations and participations in Swing Line Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations and participations in Swing Line Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

14.5.4. Replacement of Lender. If any Lender (a) requests compensation under §§5.6 or 5.7, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to §5.6, or (b) is a Delinquent Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, §15), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in §15.1.2;

           (b)   such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under §5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

           (c)   in the case of any such assignment resulting from a claim for compensation under §§5.6 or 5.7 or payments required to be made pursuant to §5.6, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

          14.6.  Holders of Revolving Credit Notes.  The Administrative Agent may deem and treat the payee of any Revolving Credit Notes, any particpant in a Swing Line Loan or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

          14.7.  Indemnity.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required hereunder (including under §§16.2 and 16.3 hereof) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or the Swing Line Lender in its capacity as such, or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Swing Line Lender or L/C Issuer in connection with such capacity. The obligations of the Lenders under this §14.7 are subject to the provisions of §2.8.3.

          14.8.  Administrative Agent as Lender, etc.  In its individual capacity, Bank of America shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Revolving Credit Notes, as the purchaser of participations in Swing Line Loans and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Administrative Agent. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. Neither the Syndication Agent nor the Co-Agent shall have any right, power, obligation, liability, responsibility or duty under the Credit Agreement in such capacity, other than those applicable to all Lenders as Lenders. The Arranger shall not have any right, power, obligation, liability, responsibility or duty under the Credit Agreement in such capacity.

          14.9.  Resignation.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swing Line Lender, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and, so long as no Default or Event of Default has occurred and is continuing, subject to the reasonable acceptance of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the Swing Line Lender and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above (including the reasonable acceptance of the Borrower); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Swing Line Lender or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Swing Line Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this §14 and §§16.2 and 16.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

          Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

          14.10.  Notification of Defaults and Events of Default.  Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this §14.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

          14.11.  Duties in the Case of Enforcement.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

          14.12.  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any the Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Revolving Credit Loan, Swing Line Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

           (a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Credit Loans, Swing Line Loans or Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

          and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder (including under §§5.1, 16.2 and 16.3).

          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swing Line Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

          14.13.  Collateral and Guaranty Matters.  The Lenders, the Swing Line Lender and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

           (a)   to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Total Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to §16.12, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by §9.2.1; and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this §14.13.

15.  ASSIGNMENT AND PARTICIPATION.

           15.1.  Conditions to Assignment.

15.1.1. Successors and Assignment Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of §15.1.2, (ii) by way of participation in accordance with the provisions of §15.1.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of §15.1.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §15.1.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swing Line Lender, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

15.1.2. Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Credit Loans (including for purposes of this §15.1.2, participations in Letters of Credit and in Swing Line Loans) at the time owing to it); provided that

           (a)   except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Credit Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

           (b)   each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Revolving Credit Loans, participations in Swing Line Loans and Letters of Credit or the Commitment assigned, except that this clause (b) shall not apply to rights in respect of Swing Line Loans of the Swing Line Lender;

           (c)   any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

           (d)   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 15.1.2, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to §15.1.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§5.6, 5.7, 5.9, 16.2 and 16.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §15.1.4. The Administrative Agent shall use commercially reasonable efforts to provide the Borrower with prompt notice of any assignment hereunder.

15.1.3. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Revolving Credit Loans, the Swing Line Loan and participations in Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower, the Swing Line Lender and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

15.1.4. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any competitor of the Borrower (provided, however, that no financial institution or Approved Fund shall be deemed to be a competitor of the Borrower)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Revolving Loans (including such Lender’s participations in Letters of Credit and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to §16.12(a) that affects such Participant. Subject to §15.1.5, the Borrower agrees that each Participant shall be entitled to the benefits of §§5.6, 5.7 and 5.9, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §15.1.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of §16.1 as though it were a Lender, provided such Participant agrees to be subject to §16.1 as though it were a Lender.

15.1.5. Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.1.6. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

15.1.7. Resignation as L/C Issuer and Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Credit Loans pursuant to §15.1.2 above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all Letters of Credit and Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unpaid Reimbursement Obligations pursuant to §4). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to §2.10. Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

16.  PROVISIONS OF GENERAL APPLICATIONS.

          16.1.  Setoff.  The Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders or Lender Affiliates to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Revolving Credit Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender or participations in Swing Line Loans held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Revolving Credit Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender or participations in Swing Line Loans held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by, or constituting Reimbursement Obligations owed to or participations in Swing Line Loans held by, such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Revolving Credit Note or Revolving Credit Notes held by, or Reimbursement Obligations owed to, or participations in Swing Line Loans held by, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Revolving Credit Notes held by, and Reimbursement Obligations owed to, or participations in Swing Line Loans held by, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Revolving Credit Notes held by it or Reimbursement Obligations owed it, or participations in Swing Line Loans held by it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

          16.2.  Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Swing Line Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swing Line Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this §16.2, or (B) in connection with the Revolving Credit Loans or Swing Line Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Credit Loans or Swing Line Loans or Letters of Credit. All amounts due under this §16.2 shall be payable not later than ten Business Days after demand therefor. The agreements in this §16.2 shall survive the resignation of the Administrative Agent, the Swing Line Lender and the L/C Issuer, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other Obligations.

          16.3.  Indemnification.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swing Line Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Revolving Credit Loan, Swing Line Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

          To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Credit Loan, Swing Line Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

          All amounts due under this §16.3 shall be payable not later than ten Business Days after demand therefor. The agreements in this §16.3 shall survive the resignation of the Administrative Agent, the Swing Line Lender and the L/C Issuer, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other Obligations.

           16.4.  Treatment of Certain Confidential Information.

16.4.1. Confidentiality.

Each of the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms hereof), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that the Administrative Agent shall use commercially reasonable efforts to provide notice to the Borrower of any such request, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent shall use commercially reasonable efforts to provide notice to the Borrower upon becoming aware of such requirement, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Swing Line Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and not as a result of any violation of any confidentiality obligation to the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swing Line Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

          16.5.  Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Revolving Credit Loans, the Swing Line Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Revolving Credit Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Revolving Credit Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

           16.6.  Notices.

16.6.1. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in §16.6.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

           (i)   if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 16.6.1; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in §16.6.2, shall be effective as provided in §16.6.2.

16.6.2. Electronic Communications. Notices and other communications to the Lenders, the Swing Line Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swing Line Lender or the L/C Issuer pursuant to §§2, 3 and 4 if such Lender, the Swing Line Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

16.6.3. The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer, the Swing Line Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Swing Line Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

16.6.4. Changes of Address. Each of the Borrower, the Administrative Agent, the L/C Issuer, and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

16.6.5. Reliance by Administrative Agent and the Lenders. The Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Requests and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, the Swing Line Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

          16.7.  Governing Law.  THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401)). EACH PARTY HERETO AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §16.6. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

          16.8.  Headings.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

          16.9.  Counterparts.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

          16.10.   Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §16.12.

          16.11.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party and the Subordination Documents to which it is a party by, among other things, the waivers and certifications contained herein.

          16.12.  Consents, Amendments, Waivers, Etc.  Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders and acknowledged by the Administrative Agent. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrower and each Lender directly affected thereby:

           (i)   reduce or forgive the principal amount of any Revolving Credit Loans, Swing Line Loans or Reimbursement Obligations, or reduce the rate of interest on the Revolving Credit Notes or the amount of the Commitment Fee or Letter of Credit Fees (other than interest accruing pursuant to §5.11.2 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);

(ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment or reinstate any Commitment that has been terminated;

           (iii)   postpone or extend the Revolving Credit Loan Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Revolving Credit Loans, the Swing Line Loans or Reimbursement Obligations or any fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §5.11.2, and (B) any vote to rescind any acceleration made pursuant to §13.1 of amounts owing with respect to the Revolving Credit Loans and other Obligations shall require only the approval of the Required Lenders); and

           (iv)   other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or substantially all of the Collateral (excluding, if the Borrower or any Subsidiary of the Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders) or release all or substantially all of the Guarantors from their guaranty obligations under the Guaranty;

           (b)   without the written consent of all of the Lenders, waive a Default or Event of Default under §13.1(a) or §13.1(b), amend or waive this §16.12 or the definition of Required Lenders or change §§13.4 or 16.1 in a manner that would alter the pro rata sharing of payments required thereby;

           (c)   (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Credit Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;

(d) without the written consent of each Lender directly affected thereby, waive any condition set forth in §11.

          No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary herein, no Delinquent Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

          16.13.  Severability.  The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

          16.14.  USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and/or its Subsidiaries, which information includes the name and address of the Borrower or its Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and its Subsidiaries in accordance with the Act.

17.  ACKNOWLEDGEMENT.

          The Borrower hereby acknowledges that neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Credit Agreement or any of the other Loan Documents, and that the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith and therewith is solely that of creditor and debtor.

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          IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

CONTAINER APPLICATIONS
   INTERNATIONAL, INC.

By:_________________________________
       Name:
       Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:_________________________________
       Name:
       Title:

BANK OF AMERICA, N.A., as Lender, Swing Line Lender and L/C Issuer

By:_________________________________
       Name:
       Title:

LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as Syndication Agent

By:_________________________________
       Name:
       Title:

UNION BANK OF CALIFORNIA, N.A., as a Lender and as Co-Agent

By:_________________________________
       Name:
       Title:

CALIFORNIA BANK & TRUST, as a Lender

By:_________________________________
       Name:
       Title:

COMERICA BANK, as a Lender

By:_________________________________
       Name:
       Title:

NATEXIS BANQUES POPULAIRES, as a Lender

By:_________________________________
       Name:
       Title:

ING BANK NV, as a Lender

By:_________________________________
       Name:
       Title:

_______________________, as a Lender

By:_________________________________
       Name:
       Title:

FLEET NATIONAL BANK, as L/C Issuer of Existing Letters of Credit

By:_________________________________
       Name:
       Title: